UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LifeVantage Corporation
9785 S. Monroe Street, Suite 400
Sandy, Utah 84070

_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
November 15, 2018
_________________________________________________________________________________________
Dear Stockholder:
You are cordially invited to attend the fiscal year 2019 Annual Meeting of Stockholders (the “Annual Meeting” or “2019 Annual Meeting”) of LifeVantage Corporation, a Delaware corporation. The meeting will be held at the Hyatt House Salt Lake City/Sandy, 9685 South Monroe Street, Sandy UT 84070 on Thursday, November 15, 2018 at 1:00 P.M. Mountain Time, for the following purposes:

1.	To elect six directors to hold office for a one-year term expiring at our fiscal year 2020 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.	To approve, on an advisory basis, a resolution approving the compensation of our named executive officers;

3.	To approve, on an advisory basis, a resolution approving the frequency of future stockholder advisory votes on the compensation of our named executive officers of one, two or three years;

4.	To approve our 2019 Employee Stock Purchase Plan;

5.	To approve an amendment to the 2017 Long-Term Incentive Plan;

6.	To ratify the appointment of WSRP, LLC as our independent registered public accounting firm for our fiscal year ending June 30, 2019; and

7.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
Our board of directors unanimously recommends that you vote FOR proposals 1, 2, 4, 5 and 6 and for “3 YEARS” under proposal 3.
Our board of directors has fixed September 21, 2018, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.
We are taking advantage of the Securities and Exchange Commission rule that allows us to furnish proxy materials to our stockholders over the Internet. Instead of mailing printed copies of our Proxy Statement and Annual Report, we are mailing a Notice Regarding Availability of Proxy Materials, or Notice of Availability. We intend to mail the Notice of Availability to our stockholders on or about September 28, 2018. The Notice of Availability contains instructions on how to access our Proxy Statement and Annual Report on the Internet and how to submit your vote online or by telephone. The Notice of Availability also contains instructions on how you can, alternatively, receive a paper copy of the Proxy Statement and Annual Report and a return, postage prepaid envelope. We believe this e-proxy process expedites stockholders' receipt of proxy materials, lowers our costs associated with the Annual Meeting and reduces the environmental impact of our Annual Meeting.
Whether or not you expect to attend the meeting, your vote is very important. We encourage you to submit your proxy as soon as possible (i) by accessing the Internet site; (ii) by calling the toll-free number described in the proxy materials; or (iii) by signing, dating and returning a paper proxy card as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares of record are held by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Thank you for your ongoing support and continued interest in LifeVantage Corporation. We look forward to seeing you at the Annual Meeting.

Sandy, Utah	By Order of our Board of Directors
September 28, 2018	/s/ Darren Jensen
Darren Jensen
President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 15, 2018:
This notice, the accompanying proxy statement, and annual report to stockholders are available at
https://lifevantage.gcs-web.com/financial-information/sec-filings

LifeVantage Corporation
9785 S. Monroe Street, Suite 400
Sandy, Utah 84070
_________________________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
November 15, 2018
_________________________________________________________________________________________

INFORMATION CONCERNING VOTING AND SOLICITATION OF PROXY
General
This proxy statement is furnished to stockholders of LifeVantage Corporation, a Delaware corporation, sometimes referred to as “we,” “us,” “our,” the “Company” or “LifeVantage,” in connection with the solicitation of proxies for use at the fiscal 2019 Annual Meeting of Stockholders (the “Annual Meeting” or the “2019 Annual Meeting”) of LifeVantage to be held on November 15, 2018, at 1:00 P.M. Mountain Time, at the Hyatt House Salt Lake City/Sandy, 9685 South Monroe Street, Sandy UT 84070, for the purposes set forth in the Notice of Meeting. This solicitation of proxies is made on behalf of our board of directors.
Our Fiscal Year
Our fiscal year ends on June 30 of each year. In this proxy statement, when we refer to our fiscal year, we mean the twelve-month period ending on June 30 of the stated year. For example, “fiscal 2019” refers to the twelve-month period from July 1, 2018 through June 30, 2019.
Why am I receiving these materials?
You are receiving these proxy materials from us because you were a stockholder of record at the close of business on September 21, 2018 (the “Record Date”). Our board of directors is soliciting your proxy to vote your shares at the Annual Meeting on the matters to be considered at that meeting. The Notice of Annual Meeting, this proxy statement and the form of proxy card are being made available to you on or about September 28, 2018. This proxy statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Where and when is the Annual Meeting?
The fiscal 2019 Annual Meeting of Stockholders of LifeVantage will take place on Thursday, November 15, 2018, at 1:00 P.M. Mountain Time at the Hyatt House Salt Lake City/Sandy, 9685 South Monroe Street, Sandy UT 84070.
What am I voting on?
The following matters are scheduled to be voted on by stockholders at the Annual Meeting:

•	the election of six directors to our board of directors;

•	the approval of a non-binding, advisory resolution approving the compensation of our named executive officers;

•	the approval of a non-binding, advisory resolution regarding the frequency of future voting on the compensation of our named executive officers of one, two or three years;

•	the approval of our 2019 Employee Stock Purchase Plan;

•	an amendment to the 2017 Long-Term Incentive Plan; and

•	the ratification of the selection of the appointment of WSRP, LLC as our independent registered accounting firm for our fiscal year ending June 30, 2019.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on September 21, 2018, the record date, will be entitled to vote at the Annual Meeting. As of the record date, we had approximately 14,106,290 shares of common stock outstanding and entitled to vote.
Stockholders of Record: Shares Registered in Your Name
If on the record date your shares were registered directly in your name with our transfer agent, Computershare Trust Company, Inc., then you are a stockholder of record. As a stockholder of record, you may vote by proxy or vote in person at the meeting. Whether or not you plan to attend the meeting, we encourage you to submit your proxy as soon as possible by (i) accessing the Internet site or by calling the toll-free number described in the proxy materials; or (ii) if applicable, signing, dating and returning a proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If on the record date your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting provided that you bring with you proof of your beneficial ownership of shares, such as a brokerage account statement. However, if you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How do I vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote by using the Internet, by telephone or (if you received a proxy card by mail) by mail as described below. Stockholders also may attend the meeting and vote in person.

•
Voting Your Proxy By Mail. You may vote by mail by requesting, completing and mailing in a paper proxy card, as outlined in the Notice. The method you use to vote will not limit your right to vote at the Annual Meeting if you decide to attend in person.

•	Voting on the Internet. To vote on the Internet, access http://www.proxyvote.com and follow the on-screen instructions.

•	Voting by Telephone. To vote by phone call toll free 1-800-690-6903 from any touch-telephone and follow the instructions.

•	Voting in Person. To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. See “Can I change my vote after submitting my proxy?” below.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee
If you are a beneficial owner of shares registered in the name of a brokerage firm, bank, dealer, or other similar organization, you should have received voting instructions from that organization rather than from us. You may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting. Each proposal (other than the election of directors and the non-binding advisory vote on the frequency of the advisory vote of the compensation of our name executive officers) will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. With respect to the election of directors, the six nominees receiving the highest number of “FOR” votes will be elected. With respect to the non-binding proposal on the frequency of the advisory vote on the compensation of our named executive officers, the alternative that receives the greatest number of votes (other than “ABSTAIN”) will be considered the frequency recommended by our stockholders. Because neither abstentions nor broker non-votes are considered cast with respect to a proposal, abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.
What are broker non-votes?
When a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name” on particular proposals, the shares not voted are called “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority on certain “non-routine” proposals under the rules of the NYSE Stock Exchange (“NYSE rules”) and the beneficial owner has not instructed the broker how to vote on these proposals. The ratification of the selection of our independent registered public accounting firm is the only proposal at the Annual Meeting that is considered a “routine” matter under the rules and interpretations of the NYSE rules with respect to broker non-votes.
How many votes are needed to approve each proposal?

•
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The six nominees receiving the highest number of “FOR” votes will be elected. Properly executed proxies marked

“WITHHOLD” and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The non-binding advisory resolutions approving the compensation of our named executive officers will be approved by our stockholders if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal. The advisory resolution is non-binding but will be considered by our board of directors and the compensation committee in making decisions affecting executive compensation.

•
The non-binding advisory resolution approving the frequency with which we will seek stockholder vote on the compensation of our named executive officers is not a binary vote to either approve or disapprove of our board of directors’ recommendation, but rather a selection among four alternatives in which stockholders may indicate the frequency with which they prefer we seek a stockholder advisory vote on the compensation of our named executive officers. Stockholders may select “1 YEAR,” “2 YEARS,” “3 YEARS” or “ABSTAIN” and the alternative that receives the greatest number of votes (other than “ABSTAIN”) will be considered the frequency recommended by our stockholders. Broker non-votes are not considered to be represented in person or by proxy as to this proposal and therefore will have no effect on the outcome of this proposal. Even though this vote will be non-binding, our board of directors will take into account the outcome of this vote in making a determination on the frequency with which advisory votes on the compensation of our named executive officers will be included in our proxy statement.

•
The 2019 Employee Stock Purchase Plan will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Properly executed proxies marked “ABSTAIN” and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The amendment to the 2017 Long-Term Incentive Plan will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Properly executed proxies marked “ABSTAIN” and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal.

•
The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2019 will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. Properly executed proxies marked “ABSTAIN” and broker non-votes with respect to this proposal will not be voted and accordingly will have no effect on the outcome of this proposal. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

What does it mean if I receive more than one proxy card or Notice?
If you receive more than one proxy card or Notice, your shares are likely registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card or submit a proxy for each Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before it is voted. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at LifeVantage Corporation, Attn: Corporate Secretary, 9785 S. Monroe Street, Suite 400, Sandy, Utah 84070; or

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other nominee as a nominee or agent, you should follow the instructions provided by your broker or bank to revoke your proxy.
What if I return a proxy card but do not make specific choices?
If you return a signed and dated proxy card without marking any voting selections or without marking your voting selection as to a particular proposal, your shares will be voted “FOR” the election of all six nominees for director and “FOR” Proposals 2, 4, 5 and 6, and “3 YEARS” with respect to Proposal 3, in each case, to the extent your proxy card does not indicate otherwise. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the shares outstanding as of the record date are represented by stockholders present at the meeting in person or by proxy. As of the record date, we had approximately 14,106,290 shares of common stock outstanding and entitled to vote. Thus, at least 7,053,146 shares of common stock must be represented by stockholders present at the meeting in person or by proxy to constitute a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.
Who is paying for this proxy solicitation?
We will pay the entire cost of soliciting proxies. In addition to these mailed proxy materials and the use of the Internet, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also engaged Morrow Sodali LLC (“Morrow”) to assist with the solicitation of proxies. We have agreed to pay Morrow a fee of approximately $7,500 plus reimbursement of expenses for their services. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding solicitation materials to beneficial owners.
When are stockholder proposals due for next year's annual meeting?
Stockholder Proposals for Inclusion in Next Year's Proxy Statement.
Stockholders may submit proposals on matters appropriate for stockholder action at meetings of our stockholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion in the proxy statement relating to our fiscal 2020 Annual Meeting of Stockholders, stockholder proposals must be submitted in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 400, Sandy, Utah 84070 and must be received by us no later than May 31, 2019, and must otherwise satisfy the conditions established by the Securities and Exchange Commission, or SEC, for stockholder proposals to be included in the proxy statement for that meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
Stockholder Proposals for Presentation at Next Year's Annual Meeting.
If a stockholder wishes to present a proposal, including a director nomination, at our fiscal 2020 Annual Meeting of Stockholders and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice in writing to LifeVantage Corporation, Attention: Corporate Secretary at 9785 South Monroe Street, Suite 400, Sandy, Utah 84070 not less than 90 days, or August 17, 2019, nor more than 120 days, or July 18, 2019, prior to the first anniversary of the date of the 2019 Annual Meeting, except that if the fiscal 2020 Annual Meeting date is changed by more than 30 days from the anniversary date of the 2019 Annual Meeting, such notice must be delivered not earlier than 120 days prior to the anniversary date of the 2019 Annual Meeting date and not later than the close of business on the later of the 90th day prior to the anniversary date of the 2019 Annual Meeting date or the 10th day following the day on which we first publicly announce the fiscal 2020 Annual Meeting date. If a stockholder fails to give timely notice of a proposal, the stockholder will not be permitted to present the proposal to the stockholders for a vote at our fiscal 2020 Annual Meeting. In addition, our bylaws include other requirements for the submission of proposals and the nomination of candidates for director.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. We expect to report final voting results in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. You can obtain a copy of the Form 8-K, once it is filed, on our website at https://lifevantage.gcs-web.com/financial-information/sec-filings, by calling the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Our website does not constitute part of this proxy statement.
IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE PROXY CARD TO VOTE “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR IDENTIFIED IN PROPOSAL 1 (UNLESS AUTHORITY IS WITHHELD BY THE STOCKHOLDER GRANTING THE PROXY) AND “FOR” EACH OF PROPOSAL 2, PROPOSAL 4, PROPOSAL 5 AND PROPOSAL 6 AND “3 YEARS” WITH RESPECT TO PROPOSAL 3. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE COMPANY'S BOARD OF DIRECTORS, UNLESS THE STOCKHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

PROPOSAL 1 - ELECTION OF DIRECTORS
Our board of directors currently consists of the following six individuals: Darren Jensen, Michael A. Beindorff, Raymond B. Greer, Vinayak R. Hegde, Darwin K. Lewis, and Garry Mauro. Each of these individuals will be standing for election at our Annual Meeting.
Each director elected will hold office until the next annual meeting of stockholders and until his successor is elected and qualified, or, if sooner, until the director's death, resignation or removal.
We encourage nominees for director to attend the annual meeting. All of the nominees for election as a director at last year's annual meeting of stockholders attended that meeting.
If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares represented by a duly executed proxy will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following information is furnished with respect to each of the nominees for election as director at the Annual Meeting:

Name	Age	Position with Company
Mr. Darren Jensen	49	President, Chief Executive Officer and Director
Mr. Michael A. Beindorff	66	Independent Director
Mr. Raymond B. Greer	55	Independent Director
Mr. Vinayak R. Hegde	49	Independent Director
Mr. Darwin K. Lewis	59	Independent Director
Mr. Garry Mauro	70	Chairman, Independent Director
MR. DARREN JENSEN. Mr. Jensen was appointed as our President and Chief Executive Officer in May 2015. He was appointed to our board of directors in January 2016 by the board of directors. From June 2014 to May 2015, Mr. Jensen served as the President-Americas and from September 2012 to June 2014 as the Chief Sales Officer at Jeunesse Global, a privately held direct selling anti-aging and skin care company. Prior to joining Jeunesse Global, Mr. Jensen served from August 2011 to June 2012 as the Chief Sales Officer of a direct selling company in the energy industry called Ampegy, a division of Spark Energy. Prior to that, he was the Executive Vice President and Corporate General Manager at Agel Enterprises, a nutritional supplements direct selling company, where he was also a Co-Founder of the Agel Cares Foundation. From 2003 to 2005, Mr. Jensen was the Director of International Business Development at USANA Inc. Mr Jensen served as a Brand Manager at Amway Global from 1995 to 1997. Mr. Jensen began his direct selling career at Nu Skin Enterprises in Provo, where he served as an International Marketing Specialist from 1990-1995. Mr. Jensen received a bachelor of arts degree from Brigham Young University. Mr. Jensen’s more than 25 years of experience in the direct selling industry brings to our board of directors deep industry expertise as well as strong leadership in all aspects of our business.
MR. MICHAEL A. BEINDORFF. Mr. Beindorff has been an independent member of our board of directors since January 2012. Mr. Beindorff brings more than 35 years of experience in general management, operations, sales and marketing with a strong track record of building and leading disciplined organizational teams, driving rapid, profitable growth and delivering results across a variety of business environments. He currently serves as Principal and President of the Far Niente Group, a management consultancy and private investment entity focused on helping clients build effective business models, strong differentiated brands, viable product lines and sustainable businesses while maximizing return on investment, a position he has held since 2008. From 2004 to 2008 he served as Chief Operating Officer of Exclusive Resorts, a private club for luxury travel experience. From 2002 to 2004 he served as Principal and President of the Greentree Group, a management consultancy focused on helping clients build strong brands and effective business models. From 1999 to 2002 he served first as President and COO and then as Chairman and Chief Executive Officer of PlanetRx.com, an internet pharmacy and on-line health portal. From 1995 to 1999 he served as Executive Vice President of Marketing, Operations and Product Management for VISA. From 1978 to 1995 he held various positions leading global advertising, marketing and brand management for The Coca-Cola Company and Rhodes Furniture. Mr. Beindorff received his Bachelor of Science in Business Administration from the University of Alabama and his Masters of Business Administration from the Gouzuietta Business School at Emory University. Mr. Beindorff's broad background building and leading organizations, and experience in building strong sales and marketing, and branding initiatives brings to our board of directors expertise in operations and oversight as well as strong leadership and initiative.
MR. RAYMOND B. GREER. Mr. Greer has been an independent member of our board of directors since February 2017. Mr. Greer has over 30 years of logistics and transportation experience. Mr. Greer has served since February 2018 as the Chief Executive Officer of Omnitracs, LLC, a private equity backed provider of innovative software and SaaS fleet management solutions serving the transportation sector. Prior to that, from February 2011 to February 2018, Mr. Greer served as the President of BNSF Logistics,

LLC, which is an international third party logistics provider and a wholly-owned subsidiary of Burlington Northern Santa Fe, LLC, a Berkshire Hathaway company. From March 2005 to January 2010, Mr. Greer served as President and Chief Executive Officer of Greatwide Logistics Services, a non-asset based logistics and transportation services company. From December 2002 to March 2005, Mr. Greer served as President and Chief Executive Officer for Newgistics, Inc., a reverse logistics company. Mr. Greer served as President of Global Network Solutions and Services for i2 Technologies, Inc., a supply chain management software and services company, from February 2002 to November 2002. Mr. Greer has also held senior management positions for Ryder and FedEx Corporation. From June 2005 to April 2007, Mr. Greer served as a director of Kitty Hawk, Inc., an air cargo company. Mr. Greer received a Bachelor of Science in Mathematics from the University of Utah and an Executive Masters in Information Systems & Telecommunications from Christian Brothers University. Mr. Greer brings to our board of directors deep experience in international logistics and supply chain management.
MR. VINAYAK R. HEGDE. Mr. Hegde has been an independent member of our board of directors since February 2017. In September 2018, Mr. Hegde was appointed as the head of global growth marketing and traffic platform at Airbnb, which operates an online marketplace and hospitality service for leasing or renting short-term lodging. Prior to that, from October 2014 to September 2018, Mr. Hegde served as the Senior Vice President and Global Chief Marketing Officer at Groupon, a company that operates online local commerce marketplaces that connect merchants to consumers by offering discounted goods and services in Europe, North America and Africa. From February 2012 to October 2014, Mr. Hegde served as Vice President of Engineering and Global Online Marketing at Groupon. From 2000 to February 2012, Mr. Hegde served in various roles including Director, General Manager of Worldwide Marketing, and Manager, Global Payment Services - India at Amazon.com, which offers a range of products and services through its websites, including merchandise and content that it purchases for resale from vendors and those offered by third-party sellers. From 1998 to 2000, Mr. Hegde served as Senior Member Technical Staff at Oracle - India, a global enterprise software company, which also provides hardware and service to support customers' businesses. From 1997 to 1998, Mr. Hegde served as a Software Engineer at Verifone - India, a developer and supplier of electronic payment hardware and software for merchant-operated, consumer facing, and self-service payment systems globally. In addition, Mr. Hegde served in Software Engineer roles at Lucent, Tatas and Citicorp between 1995 and 1997. Mr. Hegde currently sits on the board of directors of nearbuy.com, an India-based online marketplace platform. Mr. Hegde received his Bachelor of Science degree in Electrical Engineering from the National Institute of Technology Karnataka in Karnataka, India. Mr. Hegde brings to our board of directors deep experience and strong business and technical skills in the digital/e-commerce space..
MR. DARWIN K. LEWIS. Mr. Lewis has been an independent member of our board of directors since February 2017. In February 2018, Mr. Lewis retired from a career at SC Johnson & Son, Inc., a global consumer packaged goods company that he joined in 1981. During his career there, he held a number of sales, marketing, acquisition and general manager positions both domestically and abroad. From July 2015 until his retirement, Mr. Lewis served as the Senior Vice President-Global Sales and Chief Customer Officer at SC Johnson. Prior to that, Mr. Lewis’ roles at SC Johnson included Senior Vice President of North American Sales and Chief Customer Officer (from November 2008 to June 2015), Vice President, Group General Manager in Greater China (from 2005 to 2008), Vice President of North American Sales (from 2000 to 2004), and President and General Manager over SCJ Canada (From 1997 to 2000). Prior to 1997, Mr. Lewis served in various other roles at SC Johnson including National Director of Special Business, Division Sales Director over the Midwest Division, Marketing Associate, Sales Director, Director of Trade Marketing and Area Manager and Division Sales Director. Mr. Lewis received his Masters of Business Administration from the University of Colorado and his Bachelor of Science degree in Business Administration from the University of Minnesota. Mr. Lewis brings to our board of directors extensive experience in managing sales and international operations in a global consumer goods business.
MR. GARRY MAURO. Mr. Mauro has been an independent member of our board of directors since April 2008 and has served as the chairman of the board of directors since November 2013. Mr. Mauro is currently a practicing attorney in Texas and the District of Columbia. He is also a licensed stock broker. He has worked for over 30 years at the local, state and national levels on behalf of both private and public sector entities. From 1983 to 1999, he served as Commissioner of the Texas General Land Office overseeing the management of more than 20 million acres of state land, 18,000 oil and gas wells, and the state’s benefit program for Veterans. During his tenure as Commissioner, he also chaired the Veterans Land Board, the School Land Board, the Parks and Wildlife Board For Lease, the Texas Department of Corrections Board For Lease, the Permanent University Fund Board For Lease, the Coastal Coordination Council and the Texas Alternative Fuels Council and co-chaired the Sustainable Energy Development Council. He has received numerous honors and awards for his civic and philanthropic contributions in environmental, political and business arenas, including the “Man of the Year Award” from the Texas League of Women Voters and the “Rising Star of Texas Award” from Texas Business Magazine. In 1998, he was the Texas Democratic Party nominee for Governor. Mr. Mauro’s broad range of expertise brings to our board of directors experience in management and operations as well as strong leadership and oversight.

Required Vote
Directors are elected by a plurality of the votes properly cast in person or by proxy. Cumulative voting is not permitted. The six nominees receiving the highest number of “FOR” votes will be elected.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL 2 - ADVISORY VOTE AS TO OUR EXECUTIVE COMPENSATION
In accordance with SEC rules, we are requesting stockholders to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement. This is commonly referred to as a “Say-On-Pay” proposal.
The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Stockholders may express their views on the design and effectiveness of our executive compensation programs by voting on this proposal. As described in the Compensation Discussion and Analysis of this proxy statement, our executive compensation program is designed to attract, retain and motivate talented executives capable of providing the leadership, vision and execution necessary to achieve our business objectives and create long-term stockholder value and to ensure that total compensation is fair, reasonable and competitive. Please read the “Compensation Discussion and Analysis,” the accompanying compensation tables and narrative discussion for additional details about our executive compensation program, including information about the fiscal year 2018 compensation of our named executive officers.
Accordingly, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to vote “FOR” the following resolution:
RESOLVED, that the stockholders hereby approve the compensation of the Company’s named executive officers, as disclosed pursuant to the disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion in this proxy statement under the caption “Compensation Discussion and Analysis.”
This Say-On-Pay vote is advisory, and therefore not binding on our compensation committee or our board of directors. However, our board of directors and our compensation committee value the opinions of our stockholders and will consider the voting results for this proposal in making future compensation decisions.
Required Vote
The non-binding advisory resolution will be approved by our stockholders if the votes cast "FOR" the proposal exceed the votes cast "AGAINST" the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 – ADVISORY VOTE AS TO THE FREQUENCY OF FUTURE STOCKHOLDER
ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Securities Act of 1934, as amended, provides that stockholders have the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently a company should seek advisory votes on the compensation of its named executive officers, such as Proposal 2 above. Stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation once every year, every two years or every three years. Stockholders also may, if they desire, abstain from casting a vote on this proposal. Our board of directors unanimously recommends that stockholders vote to advise that we hold an advisory vote on executive compensation every three years, or a triennial voting frequency.
We believe that a triennial voting frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies, and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. We also believe that a three-year time frame provides a better opportunity to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote.
Required Vote
The frequency that receives the greatest number of votes (other than “Abstain”) will be designated the stockholders’ preference as to the frequency of a stockholder advisory vote concerning the compensation of our named executive officers. Because this vote is advisory, it will not be binding upon our board of directors. However, our board of directors will consider the outcome of this stockholder vote in determining a voting frequency.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT A STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS BE HELD EVERY THREE YEARS.

PROPOSAL 4 - APPROVAL OF THE 2019 EMPLOYEE STOCK PURCHASE PLAN
At our Fiscal 2019 Annual Meeting of Stockholders, we are asking our stockholders to approve our 2019 Employee Stock Purchase Plan (the “ESPP”) and the reservation of 400,000 shares of our common stock for issuance under the ESPP (representing approximately 3% of our outstanding common stock as of the Record Date which, if issued, represents additional dilution to our stockholders). The ESPP was adopted by our board of directors on September 20, 2018 and will be implemented at the discretion of our compensation committee following stockholder approval. The terms of the ESPP are summarized below.
The purpose of the ESPP is to provide our employees and employees of our designated subsidiaries with the ability to acquire shares of our common stock at a discount to the purchase date fair market value through payroll deductions. We believe that the ESPP will be important in helping us retain employees and helping align the interests of our employees with those of our stockholders. We will also benefit from the periodic investments of equity capital provided by participants in the ESPP. The ESPP, and the right of participants to make purchases thereunder, is intended to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).
If our stockholders approve the ESPP, this approval will satisfy the stockholder approval requirement under Section 423 of the Code and so permit certain participants to receive special tax treatment under Code Section 423 with respect to the purchase and sale of the shares purchased under the ESPP. The ESPP also allows us the flexibility to create sub-plans which are designed to achieve tax, securities law or other Company compliance objectives in particular locations outside the United States and which are not required to comply with the requirements of Code Section 423. We believe this feature will give us the ability to design global compensation programs by facilitating participation by our employees or employees of our subsidiaries who are foreign nationals or employed or reside outside the United States.
The following is a summary of the principal provisions of the ESPP. This summary does not purport to be a complete description of all of the provisions of the ESPP. It is qualified in its entirety by reference to the full text of the ESPP. A copy of the ESPP is attached as Annex A to this proxy statement. To the extent there is a conflict between this summary and the ESPP, the terms of the ESPP will govern.
Summary of our 2019 Employee Stock Purchase Plan
General; Statutory Plan and Non-Statutory Plans
Initially, the ESPP reserves 400,000 shares of our common stock for issuance to employees.
The ESPP will be administered by the compensation committee of our board of directors. All questions of interpretation or application of the ESPP will be determined by the compensation committee. All costs and expenses incurred in administration of the ESPP are paid by us without charge to participants.
The ESPP allows us the ability to establish separate sub-plans to permit the purchase of our common stock either through the “statutory plan,” which is intended to satisfy the requirements of Section 423 of the Code, or through one or more “non-statutory plans” which will not comply with Section 423. Each of the statutory plan and the non-statutory plans shall be operated as separate and independent plans, although the total number of shares authorized to be issued under the ESPP applies in the aggregate to both the statutory plan and all non-statutory plans. Other than the share reserve, the compensation committee may adopt special provisions, rules and procedures for a particular non-statutory plan that are different from, and may in certain cases supersede the provisions of the ESPP, without seeking stockholder approval.
Offering Periods
The ESPP will operate by offering eligible employees the right to purchase stock through a series of successive or overlapping offering periods (each of these are referred to as an offering period, and the first date of an offering period, we refer to as the offering date). While we may select offering periods of any duration up to 27 months, we currently intend to operate the ESPP through a series of successive six-month offering periods. The compensation committee in its discretion will determine when the first offering period under the ESPP will commence as well as the beginning and ending date of each offering period, and may vary the duration of an offering period or purchase period.
The ESPP also permits us to provide for multiple purchase dates within a single offering period. However, we intend at this time to have only a single purchase date for each offering period. This single purchase date will occur on the last day of the offering period, at which time all accrued payroll deductions of each participant are applied to the purchase of shares on the purchase terms described below.
Eligibility and Participation
Employees (including officers and employee directors) who are employed by us or a designated subsidiary for more than 20 hours per week and for five months or more in any calendar year are eligible to participate, subject to certain limitations imposed by Section 423(b) of the Code, applicable local law for locations outside of the United States and the ESPP itself. For example, no employee may be granted an option under the ESPP if immediately after the grant such employee would own stock and/or hold outstanding options to purchase stock possessing more than 5% of the total combined voting power or value of all classes of our stock or any parent or subsidiary of us.
Eligible employees become participants in the ESPP by submitting an enrollment form authorizing payroll deductions prior to the beginning of an offering period (unless payroll deductions are not permitted under local law, in which case such other payment methods as we may approve). Once an employee has enrolled in the ESPP, amounts are withheld from his or her compensation during each payroll period as described below. An employee may elect to have a specified percentage of his or her compensation during an offering period withheld to be used to purchase shares under the ESPP. Eligible compensation under the ESPP will be determined by the compensation committee.
A participant may decrease, but not increase, the rate of his or her payroll deductions once during an ongoing offering period by completing and filing a new authorization for payroll deductions form.
Exercise of Option; Purchase Price
On the last day of each purchase period, each participant is deemed to have elected to purchase up to that number of shares determined by dividing his or her payroll deductions accumulated during the offering period and prior to the purchase date by the purchase price applicable for that offering period. We intend for the purchase price for each offering period to be equal to 85% of the lower of the fair market value of a share of our common stock on the purchase date or the fair market value of a share of our common stock on the first day of such offering period. For purposes of the ESPP, fair market value generally means the price at which shares of our common stock were last sold on the Nasdaq.
Certain limitations on the number of shares that a participant may purchase apply. For example, the option granted to an employee may not permit him or her to purchase stock under the ESPP at a rate which exceeds $25,000 in fair market value of such stock (determined as of the offering date) for each calendar year in which the option is outstanding. In addition, an employee is not eligible to participate in the ESPP if he or she owns stock or outstanding options or rights to purchase stock (including a right granted under the ESPP) possessing 5% or more of the total combined voting power or value of all classes of our stock or of any parent or subsidiary corporation.
The ESPP allows us to establish a limit on the number of shares a participant may purchase on any one purchase date. In addition, we will make a pro rata reduction in the number of shares subject to options outstanding under the ESPP if the total number of shares that would otherwise be purchased on a purchase date by all participants exceeds the number of shares remaining available under the ESPP.
Provided the employee continues participating in the ESPP through the end of an offering period, his or her option to purchase shares is exercised automatically at the end of the offering period, and the maximum number of shares that may be purchased with accumulated payroll amounts at the applicable purchase price are issued to the employee.
Rights to purchase stock under the ESPP are generally not transferable by the employee.
Termination of Employment; Withdrawal from ESPP
Termination of a participant’s employment for any reason, including death, or the failure of the participant to remain in our continuous employ for more than 20 hours per week and at least five months in any calendar year during the applicable offering period, cancels his or her option to purchase and terminates his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned (without interest unless required by applicable law) to him or her or, in the case of death, to the person or persons entitled thereto as provided in the ESPP.
A participant may withdraw from the ESPP at any time during an offering period prior to the purchase date. Upon withdrawal, the participant’s accumulated payroll amounts are returned to him or her, without interest unless required by applicable law.
Adjustments Upon Changes in Capitalization; Corporate Reorganizations
Subject to any required action by our stockholders, in the event any change is made in our capitalization during an offering period, such as a stock split, dividend (whether in the form of cash, stock or other securities or other property), reverse stock split, reorganization, combination, reclassification, recapitalization, spin-off, split-up, merger, consolidation, repurchase or exchange of stock or other securities or similar change that results in an increase or decrease in the number of shares of our common stock outstanding without receipt of consideration by, or payment of consideration to us, proportionate adjustments shall be made to the number and class of shares that may be delivered under the ESPP, the purchase price per share and the number of shares covered by each outstanding purchase right under the ESPP, and the maximum number of shares that may be purchased under the ESPP on any one purchase date.
In the event of a sale, transfer or other disposition of all or substantially all of our assets; if we consummate a merger or consolidation with or into another entity or any other corporate reorganization; or in the event of our complete liquidation or dissolution, any offering period then in progress shall terminate unless the ESPP is continued or assumed by the surviving corporation or its parent. In the event an offering period is terminated, each outstanding purchase right will automatically be exercised immediately before consummation of the transaction as if such date were the last purchase date of the offering period.
Amendment and Termination of the ESPP
The compensation committee may at any time amend, suspend or terminate the ESPP without the approval of our stockholders or employees. If the ESPP is terminated, the compensation committee, in its discretion, may elect to terminate all outstanding offering periods either immediately or upon completion of the purchase of shares on the next purchase date, or may elect to permit offering periods to expire in accordance with their terms. If the offering periods are terminated prior to expiration, all amounts then credited to a participant’s account which have not been used to purchase shares will be returned to such participant as soon as administratively practicable.
We will seek stockholder approval of any plan amendment where stockholder approval is required under applicable law, including if we seek to extend the term of the ESPP or if we seek to increase the number of shares of our common stock reserved for issuance under the ESPP.
The ESPP expires twenty years from the date our board of directors approved it, unless sooner terminated by the compensation committee or unless we obtain stockholder approval of an amendment that extends the term of the ESPP within 12 months after such extension is approved by our board of directors.
New Plan Benefits
Because benefits under the ESPP will depend on the fair market value of our common stock at various future dates, it is not possible to determine the benefits that will be received by employees if the ESPP is approved by our stockholders.
Certain Federal Income Tax Information
The following is a brief summary of the general U.S. federal income tax consequences to U.S. taxpayers and to us of shares purchased under the statutory plan, which is a sub-plan of the ESPP. This summary is not complete and does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.
The statutory plan and the options granted under the statutory plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an “employee stock purchase plan” that qualifies under provisions of Section 423 of the Code. Under a plan that so qualifies, there are no U.S. federal income tax consequences to us by reason of the grant or exercise of options under the ESPP.
Amounts of a participant’s compensation withheld for the purchase of shares of our common stock under the statutory plan will be subject to regular income and employment tax withholding as if such amounts were actually received by the employee. Other than this, no income will be taxable to a participant until sale or other disposition of the acquired shares. Under current law, no other withholding obligation applies to the events under the statutory plan.
Upon sale or other disposition of the purchased shares, a participant will recognize ordinary income. If the shares were held at least two years from the start of the offering period in which the shares were acquired and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or 15% of the fair market value of the shares on the last trading day before the offering period in which the shares were purchased began.
If a sale or other disposition of the purchased shares is made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased, then a participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares. We will be entitled to an income tax deduction equal to the amount of income recognized. In no other instance will we be allowed a deduction with respect to the participant's disposition of the purchased shares.
Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the ESPP.
We may also grant options under non-statutory plans to employees of our designated subsidiaries and affiliates that do not participate in the statutory plan. The specific terms of such non-statutory plans are not yet known, accordingly it is not possible to discuss with certainty the relevant tax consequences of these non-statutory plans. The non-statutory plans will be sub-plans of the ESPP that are generally not intended to qualify under the provisions of Sections 421 and 423 of the Code. Therefore, it is likely that at the time of the exercise of an option under a non-statutory plan, an employee subject to tax under the Code would recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise and the purchase price, we would be able to claim a tax deduction equal to this difference, and we would be required to withhold employment taxes and income tax at the time of the purchase.

Required Vote
The adoption of the ESPP will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. In the event that stockholder approval is not obtained, the ESPP will not be implemented.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE 2019 EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL 5 - APPROVAL OF AN AMENDMENT TO
THE 2017 LONG-TERM INCENTIVE PLAN
Our board of directors is recommending that our stockholders approve an amendment to our 2017 Long-Term Incentive Plan (“2017 Plan”) to increase the number of shares of our common stock that are available for issuance under the 2017 Plan by 715,000 shares. If the amendment is approved by stockholders, the maximum number of shares available for issuance under the 2017 Plan would increase from 1,550,000 to 2,265,000 (which includes up to 475,000 shares previously reserved for issuance under our 2010 Long-Term Incentive Plan that may become available under the 2017 Plan). Our board of directors approved the amendment on September 20, 2018(the “Amendment”), subject to stockholder approval. Other than to increase shares available under the 2017 Plan and tightening the repricing provisions applicable to awards granted thereunder, the Amendment effects no other material changes to the 2017 Plan.
As of September 21, 2018, the record date for our fiscal 2019 Annual Meeting of Stockholders, there were awards with respect to 461,000 option shares and 418,800 shares of restricted stock and restricted stock units outstanding under the 2017 Plan, assuming at-target achievement of outstanding performance-based awards. As of September 21, 2018, the number of shares available for grant under the 2017 Plan was 124,997 shares, if we assume that all performance-based restricted stock units vest at 200% of target (maximum performance achievement), or 451,797 shares if we assume target (100%) achievement level. The fair market value of a share of our common stock (as determined by the closing price quoted on the Nasdaq on such date) was $11.93.
Our board of directors believes the proposed Amendment is necessary to the long-term health of our company in order to support the effectiveness of our executive and director compensation programs. We provide long-term incentives to our executives, employees, advisors and directors in the form of equity compensation, which we believe aligns their interests with the interests of our stockholders and fosters an ownership mentality that drives optimal decision-making for the long-term health and profitability of our company. Equally important, equity compensation is critical to our continuing ability to attract, retain and motivate qualified service providers
Having an adequate number of shares available for future grants is necessary to promote our long-term success and the creation of stockholder value by:

•	Enabling us to continue to attract and retain the services of key employees and other service providers who would be eligible to receive grants;

•	Aligning participants' interests with stockholders' interests through incentives that are based upon the performance of our common stock;

•	Motivating participants, through equity incentive awards, to achieve long-term growth in the company's business, in addition to short-term financial performance; and

•	Providing a long-term equity incentive program that is competitive as compared to other companies with who we compete for talent.
Our compensation committee has worked since Mr. Beindorff assumed the role of committee chair both to simplify our executive long-term incentive awards program and to closely align the interests of the participants with the interests of our stockholders.  At the same time, during fiscal 2018, we had a limited number of shares available for grant under the 2017 Plan.  In consideration of that, and as described above, for the fiscal 2018 long-term compensation cycle our senior executives were granted stock options and cash-based phantom share awards. Our compensation committee believes that in light of the company’s strategic direction, the competitive landscape and our internal incentive and retention needs, that a long-term incentive program utilizing primarily stock units will best accomplish its goals of simplicity and alignment of interests with our stockholders. If the proposed Amendment to increase the number of shares available for issuance under the 2017 Plan by 715,000 shares is approved, our compensation committee intends for our fiscal 2019 long-term compensation cycle to grant to our senior executives restricted stock units that vest over a three-year period, half of which would vest as a result of continued employment and half of which would include both performance vesting and service vesting components. The proposed Amendment to increase the number of shares available for issuance under the 2017 Plan by 715,000 shares includes the following considerations:

•	Expected share needs to align our executive compensation with our peer companies;

•	Inclusion of additional employee levels in the equity plan to further align the interest of employees with those of stockholders; and

•	Equity pool is intended to last for two years (fiscal 2019 and 2020 award cycles).
Expected grant requirements for the next two award cycles were estimated based on historic and projected future burn rates; however, circumstances such as a significant change in our stock price or employee turnover could cause the share reserve to be used more quickly or slowly.

Currently, the shares available for issuance and number of awards outstanding as a percentage of the Company’s common stock outstanding as of September 21, 2018 is 13.8%. The awards outstanding include awards outstanding under our 2007 Long-Term Incentive Plan (“2007 Plan”), 2010 Long-Term Incentive Plan (“2010 Plan”) and 2017 Plan. If this proposal is approved by our stockholders, the potential additional dilution to stockholders would increase by 5.1% to 18.9%. Our board of directors believes that the number of additional shares being requested represents a reasonable amount of potential equity dilution and will enable us to continue promoting long-term success and shareholder value creation through equity compensation vehicles.
The approximate impact of the requested share reserve for the 2017 Plan on stockholder dilution is shown in the below table (the below figures are a percentage of our outstanding shares as of September 21, 2018, the record date of our fiscal 2019 Annual Meeting of Stockholders) and include outstanding awards under our 2007 Plan, 2010 Plan and 2017 Plan:

Dilutive effect of new reserve shares under the 2017 Plan	5.1%
Total potential dilution (including currently outstanding equity compensation awards)	18.9%
Of note, the previously awarded and anticipated grants of performance-based restricted stock units are reserved in the equity count and dilution calculation at the potential achievement level of 200% of the target shares issued. To date, no award has vested at the 200% earning level.
The complete text of the 2017 Plan, as proposed to be amended, is attached as Annex B to this proxy statement. Stockholders are urged to review it together with the following information, which is qualified in its entirety by reference to the complete text of the 2017 Plan. If there is any inconsistency between the description of the 2017 Plan included in this proxy statement and the terms of the 2017 Plan, the terms of the 2017 Plan shall govern.
Key features of the 2017 Plan include:

•	Equity Awards must be granted with a vesting period of at least one year;

•	Individual annual limits for cash award maximum value at $1,000,000;

•	Prohibition on issuance of discounted options/SARS;

•	Prohibition on repricing and cash buyouts; and

•	Prohibition on dividend payments on unvested shares.
Description of the 2017 Plan
On December 6, 2016, our board of directors approved the 2017 Plan, which was subsequently approved by our stockholders at our fiscal 2017 Annual Stockholders Meeting. The 2017 Plan permits the discretionary award of incentive stock options, non-statutory stock options, restricted stock, stock units, stock appreciation rights and performance-based cash awards to eligible service providers.
General Plan Administration
Eligibility to Receive Awards.  Our employees, officers, directors, consultants and advisors are eligible to receive awards under the 2017 Plan. The compensation committee determines, in its discretion, the eligible persons who will be granted awards under the 2017 Plan. As of September 21, 2018, approximately 172 employees (including each of our executive officers) and each of our non-employee directors were eligible to participate in the 2017 Plan.
Administration of the 2017 Plan.  Our board of directors has determined that its compensation committee will administer the 2017 Plan. Subject to the terms of the 2017 Plan, the compensation committee has the sole discretion, among other things, to:

•	select the individuals who will receive awards;

•	determine the terms and conditions of awards (for example, performance conditions, if any, and vesting schedule);

•	correct any defect, supply any omission, or reconcile any inconsistency in the 2017 Plan or any award agreement;

•	accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate; and

•	interpret the provisions of the 2017 Plan and outstanding awards.
The compensation committee may also use the 2017 Plan to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by non-U.S. employees and those of any of our subsidiaries and affiliates. In addition, awards may be subject to any policy that we may implement on the recoupment of compensation (referred to as a clawback policy). We will indemnify the members of our board of directors, the compensation committee and their delegates to the maximum extent permitted by applicable law for actions taken or not taken regarding the 2017 Plan.

Types of Awards
Awards issued under the 2017 Plan will be evidenced by a written agreement entered into between our company and the participant. Such agreements will recite the specific terms and conditions of the award.
Stock Options.  A stock option is the right to acquire shares at a fixed exercise price over a fixed period of time. The compensation committee will determine the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such per share exercise price cannot be less than the fair market value of our common stock on the date of grant of the stock option.
Stock options granted under the 2017 Plan may be either incentive stock options, or “ISOs,” or nonstatutory stock options, or “NSOs.” As required by the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations, ISOs are subject to various limitations. For example, the exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of our common stock on the date of grant and the ISO must expire not later than five years after the grant date. The aggregate fair market value (determined at the date of grant) of common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust. The 2017 Plan, as proposed to be amended, provides that no more than 2,265,000 shares plus (i) shares underlying forfeited or terminated awards that become available again for issuance under the 2017 Plan and (ii) shares that are utilized to pay an award’s exercise price or tax withholding obligations, may be issued pursuant to the exercise of ISOs.
A stock option granted under the 2017 Plan cannot be exercised until it becomes vested. The compensation committee establishes the vesting schedule of each stock option at the time of grant, subject to the minimum vesting requirement described below. The maximum term life for stock options granted under the 2017 Plan may not exceed 10 years from the date of grant.
The exercise price of each stock option granted under the 2017 Plan must be paid in full at the time of exercise, either with cash or through a broker-assisted “cashless” exercise and sale program, or through another method approved by the compensation committee. The optionee must also make arrangements to pay any taxes that we are required to withhold at the time of exercise.
Stock Appreciation Rights.  A stock appreciation right, or “SAR,” is the right to receive, upon exercise, an amount equal to the excess of the fair market value of the shares of common stock on the date of the SAR’s exercise over the fair market value of the shares of common stock covered by the exercised portion of the SAR on the date of grant. The compensation committee determines the terms of SARs including the exercise price (provided that such per share exercise price cannot be less than the fair market value of our common stock on the date of grant), the vesting and the term of the SAR, subject to the minimum vesting requirement described below. The maximum term life for SARs granted under the 2017 Plan may not exceed 10 years from the date of grant. The compensation committee may determine that a SAR will only be exercisable if our company satisfies performance goals established by the compensation committee. Settlement of a SAR may be in shares of common stock or in cash, or any combination thereof, as the compensation committee may determine.
Restricted Stock.  Awards of restricted stock are shares of common stock that vest in accordance with the terms and conditions established by the compensation committee. The compensation committee also will determine any other terms and conditions of an award of restricted shares. In determining whether an award of restricted shares should be made, and/or the vesting schedule for any such award, the compensation committee may impose whatever conditions to vesting as it determines to be appropriate, subject to the minimum vesting requirement described below.. For example, the compensation committee may determine that an award of restricted shares will vest only if our company satisfies performance goals established by the compensation committee.
Stock Units.  Stock units are the right to receive an amount equal to the fair market value of the shares covered by the stock unit at some future date after the grant. The compensation committee will determine all of the terms and conditions of an award of stock units, including the vesting period, subject to the minimum vesting requirement described below. Upon each vesting date of a stock unit, the holder thereof will be entitled to receive an amount equal to the then fair market value of the shares on the settlement date. The compensation committee may determine that an award of stock units will vest only if our company satisfies performance goals established by the compensation committee. Payment for vested stock units may be in shares of common stock or in cash, or any combination thereof, as the compensation committee may determine. Settlement of stock units will generally occur within 30 days of vesting unless the participant has timely elected to defer such compensation.
Cash Awards.  We may also award cash-based performance bonus opportunities to participants under the 2017 Plan. Such awards will be (i) payable in cash and (ii) paid based on achievement of performance goal(s) applying the performance criteria specified below.
Performance Goals and Annual Grant Limits.  The 2017 Plan specifies performance goals that the compensation committee could include in awards, which goals were originally included in the 2017 Plan in order to qualify certain awards granted hereunder as “performance-based compensation” under Code Section 162(m) for purposes of maximizing our corporate tax deduction of amounts paid to our executive officers. With the Tax Cuts and Jobs Act of 2017, the ability to structure future awards as qualifying performance-based compensation was eliminated. The performance goal criteria included in the 2017 Plan are:

operating income	earnings before interest, taxes, depreciation and amortization	earnings
cash flow	market share	sales or revenue, including with respect to a particular product, business line, geography or market
expenses	cost of goods sold	profit/loss or profit margin
working capital	return on equity or assets or investment	earnings per share
economic value added	stock price including without limitation total stockholder return	price/earnings ratio
debt or debt-to-equity	accounts receivable	writeoffs
cash	assets	liquidity
operations	research or related milestones	business development
intellectual property	product development	regulatory activity
information technology	financings	product quality control
management	human resources	corporate governance
compliance program	legal matters	internal controls
policies and procedures	accounting and reporting	strategic alliances, licensing and partnering
site, plant or building development	corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures	customer satisfaction
capital expenditures	Company advancement milestones
The 2017 Plan imposes certain annual grant limits on awards, which limits were intended to permit plan awards to qualify as performance-based compensation under Code Section 162(m) prior to the amendment of that section in 2017. No individual employee may be granted awards covering more than 300,000 shares subject to each type of equity award specified under the 2017 Plan (stock options, SARs, restricted stock awards and stock units) during a single fiscal year, with such number doubled in the year in which the employee is, as applicable, first hired or promoted to a position such that their compensation would be subject to the deduction limitation imposed by Code Section 162(m). In addition, no individual employee may be granted awards covering more than 600,000 shares during any single fiscal year
In addition, the fiscal year-based annual limit on the value of cash awards granted under the 2017 Plan to any individual employee is $5,000,000.
It is within the committee’s authority to award or grant compensation under the 2017 Plan that may not be fully deductible by us under Code Section 162(m). See also the discussion under the heading “Certain Federal Income Tax Information-Internal Revenue Code Section 162(m) Limits” below for further information on Code Section 162(m).
Minimum Vesting Requirement for Awards. Awards granted under the 2017 Plan on or after July 1, 2018 are subject to a minimum vesting requirement that provides that the award may not vest, become exercisable or be settled prior to the first anniversary of the grant date for the award. The minimum vesting requirement does not apply to the following: (i) up to 5% of the aggregate number of shares reserved for issuance under the 2017 Plan; (ii) in the context of a change of control or similar acquisition of LifeVantage; or (iii) with respect to an award held by a participant whose service with us terminates as a result of his or her death or disability.
Limited Transferability of Awards.  Awards granted under the 2017 Plan generally are not transferrable other than upon death, or pursuant to a court-approved domestic relations order. However, the compensation committee may in its discretion permit awards other than ISOs to be transferred. Generally, where transfers are permitted, they will be permitted only by gift to a member of the participant’s immediate family or to a trust or other entity for the benefit of the member(s) of the participant’s and/or his or her immediate family.
Termination of Employment, Death or Disability.  The compensation committee will determine the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations due to cause, resignation, death, disability or retirement, and the status of the award as vested or unvested.

Adjustments Upon Changes in Capitalization.  In the event of a subdivision of the outstanding shares, stock dividend, dividend payable in a form other than shares in an amount that has a material effect on the price of the shares, consolidation, combination or reclassification of the shares, recapitalization, spin-off, or other similar occurrence, then the number and class of shares issued under the 2017 Plan and subject to each award, along with any exercise prices and repurchase prices, as well as the number and class of shares available for issuance under the 2017 Plan, shall each be equitably and proportionately adjusted by the compensation committee.
Corporate Transaction.  In the event that our company is a party to a merger or other reorganization, outstanding 2017 Plan awards will be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for (i) the continuation of the outstanding awards if our company is a surviving corporation, (ii) the assumption of the outstanding awards by the surviving corporation or its parent, (iii) full exercisability or full vesting, or (iv) cancellation of outstanding awards with or without consideration, in all cases with or without the consent of the participant. The compensation committee will decide the effect of a change in control of our company on outstanding awards. The compensation committee may, among other things, provide that awards will fully vest upon a change in control, or upon a change in control followed by an involuntary termination of employment within a certain period of time.
Term of the 2017 Plan.  The 2017 Plan will continue in effect until December 5, 2026, or until earlier terminated by our board of directors.
Governing Law.  The 2017 Plan is governed by the laws of the State of Utah.
Amendment and Termination of the 2017 Plan.  Our board of directors generally may amend or terminate the 2017 Plan at any time and for any reason, except that our board of directors must obtain stockholder approval of certain material amendments, including any addition of shares, expansion of the class of persons eligible to participate, or any repricing or as may be required by applicable stock exchange rules.
Certain Federal Income Tax Information
The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to the Company and to U.S. participants for awards granted under the 2017 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. The Company advises participants to consult with their own tax advisors regarding the tax implications of their awards under the 2017 Plan.
Incentive Stock Options.  For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock acquired under the ISO for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and the fair market value of the stock. Any additional gain or loss recognized upon any later disposition of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares have been held by the participant. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.
Nonstatutory Stock Options.  A participant who receives an NSO generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the participant.
Stock Appreciation Rights.  No taxable income is generally reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the value of the shares or other consideration received. Any additional gain or loss recognized upon any later disposition of any shares received will be treated as short-term or long-term capital gain or loss depending on how long the shares were held by the participant.
Restricted Stock.  A participant will generally not have taxable income upon grant of unvested restricted shares unless he or she elects to be taxed at that time pursuant to a Code Section 83(b) election. Instead, he or she will recognize ordinary income at the time(s) of vesting equal to the fair market value (on each vesting date) of the shares received minus any amount paid for the shares.

Stock Units.  No taxable income is generally reportable when unvested stock units are granted to a participant. Upon settlement of the vested stock units, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the vested stock units.
Income Tax Effects for the Company.  The Company generally will be entitled to a tax deduction in connection with an award under the 2017 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO). As described herein, Code Section 162(m) may limit the deductibility of awards granted under the 2017 Plan.
Internal Revenue Code Section 162(m) Considerations.  Code Section 162(m) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to certain of the company’s executive officers in any one fiscal year. Prior to the Tax Cuts and Jobs Act of 2017, there was an exception to the $1,000,000 limitation for performance-based compensation, including options, meeting certain requirements. The exemption from the Code Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation to our CEO and certain other executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
Internal Revenue Code Section 409A.  Code Section 409A governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of Code Section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on the employee over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by Code Section 409A are broad and may apply to certain awards available under the 2017 Plan (such as stock units). The intent is for the 2017 Plan, including any awards available thereunder, to comply with the requirements of Code Section 409A to the extent applicable. As required by Code Section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee’s separation from service.
New Plan Benefits
All awards under the 2017 Plan will be granted at the compensation committee’s discretion and, with respect to stock-based awards, the value of awards to be granted is not determinable because it depends on the value of our stock on future dates. Accordingly, the size and value of 2017 Plan awards cannot be determined in advance.
Existing Plan Benefits
The following table sets forth the number of shares of common stock for which options, restricted shares and stock units have been granted under the 2017 Plan between February 16, 2017 (the date the 2017 Plan was originally approved by the Company's stockholders) and June 30, 2018, as to each of the executive officers named in the Summary Compensation Table contained in this proxy statement in the section entitled “Executive Compensation,” each non-employee director, and the various indicated groups.

Name and Position	Number of Stock Options Granted	Number of Restricted Shares Granted	Number of Stock Units Granted
Darren Jensen	136,000	—	186,600	(1)
President and Chief Executive Officer
Steven Fife	44,000	90,000	—
Chief Financial Officer
Ryan Goodwin	42,000	—	93,400	(1)
Chief Marketing Officer
Kevin McMurray	39,500	30,000
General Counsel
Charles Wach	45,000	4,000
Chief Operating Officer
All current executive officers as a group	346,000	124,000	373,400

Michael A. Beindorff		15,957	—
Raymond B. Greer		31,914	—
Vinayak R. Hegde		31,914	—
Darwin K. Lewis		31,914	—
Garry Mauro		15,957	—
All non-employee directors as a group		159,570	—

All employees as a group (excluding executive officers)	115,000		280,200
(1)Messrs. Jensen and Goodwin were each granted performance-based restricted stock units in March 2017, the vesting of which is tied to the Company’s TSR during a three-year performance period commencing January 1, 2017 and ending on December 31, 2019. The number of shares included in this table are based upon the maximum achievement.
Required Vote
The proposed amendment to the 2017 Plan will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. In the event that stockholder approval is not obtained, we may not issue more than 1,550,000 shares of our common stock under the 2017 Plan.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDMENT TO THE 2017 LONG-TERM INCENTIVE PLAN TO INCREASE THE AUTHORIZED SHARES AVAILABLE TO BE ISSUED UNDER THE PLAN.

PROPOSAL 6 - RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2019, and has further directed that the selection of such firm be submitted to our stockholders for ratification.
Stockholder ratification of the selection of our independent registered public accounting firm is not required. However, the audit committee is submitting this proposal to our stockholders as a matter of good corporate governance. If our stockholders do not vote on an advisory basis in favor of the ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2019, the audit committee will review its future selection of an independent registered public accounting firm. Regardless of whether the selection is ratified, the audit committee in its discretion may, without resubmitting the matter for stockholders to approve or ratify, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.
We expect representatives of WSRP, LLC to be present at the Annual Meeting and they will have the opportunity to make a statement at the Annual Meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.
The aggregate fees for professional services rendered for us by WSRP, LLC are described in the Audit Related Matters section of this proxy statement.
Required Vote
The ratification of the selection of WSRP, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2019 will be approved by our stockholders if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE SELECTION OF WSRP, LLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE
Director Independence
NASDAQ Stock Market Rules, or NASDAQ Rules, require that a majority of the members of our board of directors qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors has determined that each of Messrs. Beindorff, Greer, Hegde, Lewis and Mauro is an “independent director” under NASDAQ Rules.
Board Leadership Structure and Role in Risk Oversight
The leadership of our board of directors is currently structured such that the chair of our board of directors and chief executive officer positions are separated. Mr. Mauro, an independent director, has served as chair of our board of directors since November 2013. We believe having an independent chair of our board of directors has provided our board of directors with consistent, experienced and independent leadership that enhances the effectiveness of our board of directors. Our corporate governance guidelines do not require our board of directors to choose an independent chair or to separate the roles of chair and chief executive officer, but our board of directors believes this leadership structure is the appropriate structure for our company at this time, and plans to keep the roles separated in fiscal 2019. Pursuant to our corporate governance guidelines, our board of directors may choose its chair in any manner that it deems to be in the best interests of our company. If, in the future, the chair of our board of directors is not an independent director, our board of directors may designate an independent director to serve as a lead independent director.
Our board of directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our board of directors directly administers its risk oversight function. In addition, the risk oversight function is also administered through the standing committees of our board of directors, which oversee risks inherent in their respective areas of responsibility, reporting to our board of directors regularly and involving our board of directors as necessary. For example, the audit committee oversees our financial exposure and financial reporting related risks, and the compensation committee oversees risks related to our compensation programs and practices. Our board of directors directly oversees our strategic and business risk, including geographic, product development and regulatory risks, through regular interactions with our management and, from time-to-time, input from independent advisors. We believe our board's leadership structure supports its role in risk oversight, with our President and Chief Executive Officer and our Chief Financial Officer primarily responsible for assessing and managing risks facing our company on a day-to-day basis and the chair and other members of our board of directors providing oversight of such risk management.
Meetings of Our Board of Directors and Committees
During the last fiscal year, our board of directors held nine meetings. Our board of directors also acts by unanimous written consent from time to time. Each director who currently serves on our board of directors attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors (held during the period for which he has been a director) and (2) the total number of meetings held by all committees of our board of directors on which he served (held during the periods that he served).
Committees of Our Board of Directors
Our board of directors has an audit committee, a nominating and corporate governance committee, a compensation committee, and a strategic planning committee.
Audit Committee
The audit committee was established by our board of directors in accordance with Section 3(a)(58)(A) of the Exchange Act. The current members of our audit committee are Messrs. Lewis, Beindorff and Mauro, with Mr. Lewis serving as chair. Our board of directors has determined that all three members of the audit committee qualify as “independent” under NASDAQ Rules. Our board of directors has also determined that each member of the audit committee meets the financial literacy and sophistication requirements set forth in the NASDAQ Rules and that Mr. Lewis qualifies as “audit committee financial expert,” as that term is defined by SEC rules. Our board of directors made a qualitative assessment of Mr. Lewis's level of knowledge and experience based on a number of factors, including his formal education and his other prior professional experience. The audit committee met four times during our last fiscal year. Our audit committee also acts by unanimous written consent from time to time.
The audit committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement.
The audit committee was established to:
a.assist board oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of our internal audit function and independent registered public accounting firm;
b.prepare an audit committee report as required by the SEC to be included in our annual proxy statement;

c.evaluate the performance of and assesses the qualifications and independence of our independent registered public accounting firm;
d.determine and approve the engagement of our independent registered public accounting firm;
e.determine whether to retain or terminate our existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
f.review and approve the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;
g.monitor the rotation of partners of our independent registered public accounting firm on the audit engagement team as required by law;
h.confer with management and our independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
i.review and approve all related-party transactions;
j.establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
k.review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm, including reviewing disclosures under the section entitled “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained in our periodic reports.
Nominating and Corporate Governance Committee
The current members of the nominating and corporate governance committee are Messrs. Greer and Hegde, and Mauro, with Mr. Greer serving as chair. Our board of directors has determined that all three members of the nominating and governance committee qualify as “independent” under NASDAQ Rules. As long as our common stock remains publicly traded, each member of the nominating and corporate governance committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules and (2) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act. The nominating and corporate governance committee met two times during our last fiscal year. Our nominating and corporate governance committee also acts by unanimous written consent from time to time.
The nominating and corporate governance committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement.
The purpose of the nominating and corporate governance committee is to (1) identify individuals qualified to serve as members of our board of directors, (2) recommend nominees for election as directors, (3) develop and recommend to our board of directors corporate governance guidelines, and (4) provide oversight with respect to the evaluation of our board of directors, management, corporate governance and ethical conduct. In the process of performing its duties, the committee has engaged and may engage in the future, third-party board governance experts to evaluate board composition, analyze board contributions and review board activities and practices.
The nominating and corporate governance committee has the following authority and responsibilities:
a.identify and evaluate individuals qualified to serve as members of our board of directors (including individuals nominated by stockholders in proposals made in writing to our Secretary that are timely received and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to the nominee's qualifications and are otherwise in compliance with applicable laws) and establish a process for recruiting suitable candidates to our board of directors, including identifying the characteristics and skills required by our board of directors and those existing on our board of directors;
b.identify and recommend for our board of directors' selection nominees for election as directors at the meeting of stockholders at which directors are to be elected;
c.recommend to our board of directors the appointment of directors to committees of our board of directors and, as appropriate, recommend rotation or removal of directors from such committees;
d.cause to be prepared and recommend to our board of directors the adoption of corporate governance guidelines, and periodically review and assess the guidelines and recommend changes for approval by our board of directors;

e.cause to be prepared and recommend to our board of directors the adoption of a code of ethics and a code of conduct, and from time to time review and assess the codes, and recommend changes for approval by our board of directors;
f.provide minutes of meetings of the committee to our board of directors, and to report regularly to our board of directors with respect to significant actions and determinations made by the committee;
g.at least annually, to review and reassess the charter of the committee and, if appropriate, recommend changes to our board of directors; and
h.make recommendations to our board of directors regarding issues of management succession.
Compensation Committee
The current members of the compensation committee are Messrs. Beindorff, Greer and Hegde, with Mr. Beindorff serving as chair. Our board of directors has determined that all three members of the compensation committee qualify as “independent” under NASDAQ Rules. As long as our common stock remains publicly traded, each member of the compensation committee will (1) qualify as an “independent” director as defined under applicable NASDAQ Rules or the listing standards of such other national securities exchange or inter-dealer quotation system on which our common stock is then-listed (the “Applicable Listing Standards”) and applicable rules and regulations of the Securities and Exchange Commission, (2) satisfy any additional more stringent requirements applicable to members of the compensation committee under the Applicable Listing Standards, (3) qualify as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act and (4) qualify as an “outside director” under Treasury Regulation Section 1.162-27(e)(3) promulgated under Section 162(m) of the Code. During our last fiscal year, the compensation committee met eight times. Our compensation committee also acts by unanimous written consent from time to time.
The compensation committee operates under a written charter adopted by our board of directors that is available on our website at https://lifevantage.gcs-web.com/corporate-governance. Our website does not constitute part of this proxy statement. The charter of the compensation committee provides that the compensation committee has the overall responsibility of our board of directors relating to compensation for our executive officers and non-employee directors.
The compensation committee has the following authority and responsibilities:
a.assist our board of directors in developing and evaluating potential candidates for executive positions and to oversee the development of executive succession plans;
b.review periodically our compensation philosophy and strategy;
c.determine, or review and recommend to our board of directors for its determination, on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer. The committee evaluates at least once a year our Chief Executive Officer's performance in light of these established goals and objectives and, based upon these evaluations, reviews and recommends to the independent members of our board of directors for approval, our Chief Executive Officer's compensation, including base salary, annual and long term incentive compensation. The Chief Executive Officer is not present during any meeting of the committee during which it will vote upon or deliberate upon the compensation of the Chief Executive Officer;
d.determine, or review and recommend to our board of directors for its determination, on an annual basis the evaluation process and compensation structure for our executive officers other than our Chief Executive Officer. The committee annually evaluates the performance of these executive officers and determines, or reviews and recommends to our board of directors for approval, the compensation, including salary, bonus, incentive and equity compensation, for such executive officers. The committee considers the proposals for the compensation of such executive officers submitted to the committee by our Chief Executive Officer;
e.review and approve the initial compensation, including salary, bonus, incentive and equity compensation, for newly hired employees who are proposed to be executive officers of our company (other than a proposed newly hired Chief Executive Officer). The committee considers the proposals for compensation of such proposed newly hired executive officers submitted to the committee by our Chief Executive Officer;
f.provide general oversight of management's decisions concerning the performance and compensation of our other officers, employees, consultants and advisors. The committee may delegate its authority on these matters with regard to non-officer employees and consultants to our officers and other appropriate supervisory personnel;
g.if and to the extent we are required to include a Compensation Discussion and Analysis (“CD&A”) section in our annual proxy statement, (i) review and discuss with management the CD&A and other required compensation disclosures, (ii) based on that review and discussion, recommend to our board of directors whether such CD&A be included in that proxy statement, and (iii) review and approve the disclosure required by Item 407(e)(5) of Regulation S-K

h.oversee on an annual basis management's recommendations for the salary range of non-officer employees by pay grade, percent merit increases and annual incentive pools;
i.review our incentive compensation and stock-based plans and approve, or recommend to our board of directors for its approval, adoption of or changes in such plans, as needed; provided the adoption or amendment of a plan that results in reservation of additional shares of our common stock for issuance thereunder shall be approved by our board of directors. The committee has and exercises all the authority of our board of directors with respect to the administration of such plans;
j.select, retain and terminate such compensation consultants, outside counsel and other advisors as it deems necessary or appropriate in its sole discretion. The committee may invite such consultants and advisors to attend its meetings or to meet with any members of the committee. The committee has sole authority to approve the fees and retention terms relating to such consultants and advisors;
k.except with respect to the responsibilities set forth above regarding the compensation of our Chief Executive Officer and our other executive officers, the committee may delegate its authority granted under its charter to a subcommittee of the committee (consisting either of a subset of members of the committee or, after giving due consideration to whether the eligibility criteria described above with respect to committee members and whether such other board of directors members satisfy such criteria, any members of our board of directors);
l.review executive officer compensation for compliance with applicable laws, rules and regulations, and oversee our implementation of corporate policies affecting compensation;
m.oversee and, as needed from time to time, review and approve other compensation and benefit plans, including non-routine employment agreements, severance arrangements and change in control agreements and provisions when, and if, appropriate, as well as any special supplemental benefits;
n.review and recommend to our board of directors the compensation of independent non-employee directors, including annual and long term incentive compensation;
o.report regularly to our board of directors with respect to significant actions and determinations made by the committee;
p.annually review and evaluate the committee’s own performance and report on its conclusions in this regard to our board of directors;
q.periodically review, as and when required by applicable laws, rules or regulations, our risk management processes related to our compensation programs including to determine whether any such program encourages undue or inappropriate risk-taking our personnel that is reasonable likely to have a material adverse effect on us;
r.oversee, as and when required by applicable laws, rules and regulations, our submission to, and consider the results of, stockholder votes on matters relating to compensation, including advisory votes and votes seeking approval of our compensation plans or arrangements; and
s.perform any other activities consistent with its charter, our certificate of incorporation and by-laws, Applicable Listing Standards and any other applicable law, as the committee or our board of directors deems appropriate.
Other Committees
In addition to the committees described above, we also have a strategic planning committee. The current members of the strategic planning committee are Messrs. Jensen, Hegde and Lewis, with Mr. Jensen serving as chair. The strategic planning committee meets on an ad hoc basis as our board of directors deems necessary to review and advise our board of directors with respect to matters assigned by our board of directors to this committee from time to time.
Director Nominations
Criteria for Board Membership
In selecting candidates for appointment or election to our board of directors, the nominating and corporate governance committee considers the appropriate balance of experience, skills and characteristics required of our board of directors, and seeks to insure that at least a majority of the directors are independent under NASDAQ Rules, that members of the audit committee meet the financial literacy and sophistication requirements under NASDAQ Rules and that at least one member of the audit committee qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, willingness to devote adequate time to board duties, the interplay of the nominee's experience and skills with those of other directors and the extent to which the nominee would be a desirable addition to our board of directors and any of its committees. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of our company and our stockholders. The nominating and corporate governance committee does not have a policy regarding board diversity, but it takes diversity of professional experience and perspective into account in identifying and selecting director nominees.
Stockholder Recommendations
The nominating and corporate governance committee will consider qualified candidates for director suggested by stockholders by applying the criteria for board membership described above. If a stockholder submits a director recommendation, the nominating and corporate governance committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be qualified, the nominating and corporate governance committee will follow the evaluation process described below. If the nominating and corporate governance committee determines the proposed nominee would be a valuable addition to our board of directors, based on the criteria for board membership described above and after following the evaluation process described below, it will recommend such person's nomination to our board of directors.
Separately, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our board of directors at our annual meeting of stockholders. Such nominations may be made only if the stockholder has given timely written notice to our Corporate Secretary containing the information required by our bylaws, including as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, the name and address of such stockholder, as they appear on our books, and of such beneficial owner and the class and number of shares of our company which are owned beneficially and of record by such stockholder and such beneficial owner. To be timely, the notice given by a stockholder must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting, except that if the date of the annual meeting is changed by more than 30 days from the anniversary date of the previous year's meeting, such notice must be delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting.
Process for Identifying and Evaluating Nominees
Generally, before recommending to the board a slate of nominees for director, the nominating and corporate governance committee will consider each incumbent director's performance on our board of directors and willingness to continue in service. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the nominating and corporate governance committee will recommend for nomination incumbent directors with skills and experience that are relevant to our business and who are willing to continue in service. If the nominating and corporate governance committee determines to seek one or more new director candidates who would add particularly desired skills, experience or attributes to our board, if an incumbent director is not willing to stand for re-election, or if a vacancy on our board of directors occurs between annual stockholder meetings and our board of directors determines to fill such vacancy, the nominating and corporate governance committee will generally identify the desired skills and experience of a new nominee based on the criteria for board membership described above and any specific needs of our board of directors at the time. Under ordinary circumstances, the nominating and corporate governance committee will then seek suggestions from other members of our board of directors and our senior management as to individuals meeting such criteria. Potential nominees will be selected based on input from members of our board of directors, our senior management and, if the nominating and corporate governance committee deems appropriate, a third-party search firm. The nominating and corporate governance committee will evaluate each potential nominee's qualifications and check relevant references; in addition, such individuals will be interviewed by at least one member of the nominating and corporate governance committee. Under ordinary circumstances, following this process, the nominating and corporate governance committee will determine whether to recommend to our board of directors that a potential nominee be presented as a nominee for election by the stockholders or be appointed to fill a vacancy on our board of directors, as the case may be. Generally, our board of directors nominates for election at our annual stockholder meetings the individuals recommended by the nominating and corporate governance committee.
Stockholder Communications with the Board of Directors
Stockholders interested in communicating with our board of directors, a board committee, the independent directors or an individual director may do so by sending an email to our Corporate Secretary at Investor@lifevantage.com or writing to our board of directors, LifeVantage Corporation, 9785 South Monroe Street, Suite 400, Sandy, Utah 84070, Attention: Corporate Secretary. Communications should specify the addressee(s) and the general topic of the communication. Our Corporate Secretary will review and sort communications before forwarding them to the addressee(s). If no particular director is named, letters will be forwarded, depending on the subject matter, to the chairman of our board of directors or the appropriate committee, as applicable.

No Family Relationships
There are no family relationships between any of our officers and directors.
EXECUTIVE OFFICERS
The following table sets forth the names, ages and titles of our executive officers as of September 21, 2018, the record date for our fiscal year 2019 Annual Meeting of Stockholders.

	Age	Position with Company
Mr. Darren Jensen	49	President and Chief Executive Officer
Mr. Steven R. Fife	58	Chief Financial Officer
Mr. Ryan Goodwin	42	Chief Marketing Officer
Mr. Kevin McMurray	56	General Counsel
Mr. Justin Rose	50	Chief Sales Officer
Mr. Charles Wach	56	Chief Operating Officer
Each officer serves at the discretion of our board of directors and holds office until his or her successor is appointed or until his or her earlier resignation or removal. There are no family relationships among any of our executive officers and directors.
MR. DARREN JENSEN. See biographical information set forth above under “Proposal 1—Election of Directors.”
MR. STEVEN R. FIFE. Mr. Fife was appointed as our Chief Financial Officer in March 2017. Prior to joining our company, Mr. Fife served as Chief Financial Officer for Evidera, Inc., a private equity sponsored professional services firm, from May 2014 to June 2016. Prior to joining Evidera, Inc., from October 2012 to December 2013, Mr. Fife served as Chief Financial Officer for Active Power, Inc., a publicly traded producer of kinetic energy storage systems that was later sold to Piller Power Systems Inc. In addition, from March 2011 to August 2012, Mr. Fife served as Interim Chief Financial Officer for Women’s Initiative for Self Employment, and from April 2007 to August 2010 as the Executive Vice President, Chief Financial Officer of LECG. Mr. Fife also served in a variety of financial roles for Gilead Sciences, Amkor Technologies, JDS Uniphase and Deloitte & Touche. Mr. Fife received his Bachelor of Science degree in Accounting from Brigham Young University.
MR. RYAN GOODWIN. Mr. Goodwin was appointed as our Chief Marketing Officer in October 2015. Mr. Goodwin brings more than a decade of experience building brands and marketing strategies for both direct sales companies and traditional consumer brands. In July 2013, Mr. Goodwin founded Dinng, a brand and digital brand studio, where he served as President and Creative Director. Prior to founding Dinng, in January 2003, Mr. Goodwin co-founded Struck, a full service creative agency, where he was in charge of the entire creative product as the Executive Creative Director until February 2009 after which he served as Chairman of the Board until September 2014. Mr. Goodwin earned his Bachelor of Fine Arts degree from Brigham Young University.
MR. KEVIN McMURRAY. Mr. McMurray was appointed as our General Counsel in September 2017. Prior to joining LifeVantage, Mr. McMurray served as Assistant General Counsel at USANA Health Sciences since July 2004. Mr. McMurray brings more than 30 years of legal expertise to the company, including 22 years of experience in the direct selling industry. He also served as Associate General Counsel for Unicity International from September 2003 to July 2004, Assistant General Counsel for Shaklee Corporation from 2001 to 2003, Assistant General Counsel for Metabolife International from 1999 to 2001 and Compliance Officer and International Business Development Manager at USANA Health Sciences from 1996 to 1999. Mr. McMurray received his Juris Doctor degree from Creighton University and a Master of Laws Degree from the University of the Pacific.
MR. JUSTIN ROSE. Mr. Rose was appointed as our Chief Sales Officer in July 2015. From December 2010 through January 2014, Mr. Rose served as the Regional Vice President Sales and from January 2014 through June 2015 as the Senior Vice President of Sales and Field Development at Shaklee Corporation, a manufacturer and distributor of natural nutritional supplements and beauty and household products. Prior to joining Shaklee Corporation, from April 2003 through December 2010, Mr. Rose was President of North America and South Pacific at Nu Skin Enterprises and prior to that he was the General Manager - North America from 2000 to 2003. Mr. Rose was Director of Business Marketing and Director of Sales at USANA Inc. from 1999 to 2000. From 1994 to 1996, Mr. Rose was Director of Marketing and Sales at Aveda. Mr. Rose began his career as Marketing Services Manager at Nu Skin Enterprises 1989 to 1994. Mr. Rose earned a Bachelor’s degree in International Relations, Business Management from Brigham Young University.
MR. CHARLES WACH. Mr. Wach was appointed as our Chief Operating Officer in March 2017. Prior to joining our company, Mr. Wach served as Vice President of Operations and Supply Chain Executive for Bodybuilding.com, Inc., a global internet specialty retailer, from June 2013 to March 2017. Prior to joining Bodybuilding.com, Inc., Mr. Wach served as Director of Global Supply Chain, Materials Management for Nature’s Sunshine Products, Inc. from 2000 to 2012. Mr. Wach also served in a variety of operational roles for Nestle - Perrier Group of America Inc., H.J. Heinz Co. and Frito Lay Inc. Mr. Wach received his Master of Business Administration degree from Utah State University and his Bachelor of Science degree in Finance from Brigham Young University.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
In this section, we describe the material components of compensation that were paid or awarded to, or earned by, our “named executive officers” (our “NEOs”) in fiscal 2018, provide an overview of the information set forth below in the Summary Compensation Table and other compensation tables, and address actions taken regarding executive compensation after the end of fiscal 2018 that could affect a fair understanding of a NEO’s compensation during fiscal 2018.
Our named executive officers for fiscal 2018 and their principal positions are:

NEO	Position
Darren Jensen	President and Chief Executive Officer
Steven R. Fife	Chief Financial Officer
Ryan Goodwin	Chief Marketing Officer
Kevin McMurray	General Counsel
Charles Wach	Chief Operating Officer
Executive Summary
Overall, we are focused on long-term growth strategies for our business, including through the implementation of technology-enabled resources and training for our distributors that are designed to increase their productivity and potential for success and the refinement of improved operational controls designed to ensure the long-term success of our domestic and international businesses. During fiscal 2018, our compensation committee has continued to review and adjust our compensation programs in an effort to sharpen our focus on long-term strategic goals and more closely align the interests of our NEOs with the interests of our stockholders. During fiscal 2018, our compensation committee moved away from the performance-based restricted stock units as the primary equity vehicle for our NEOs and reintroduced time-based stock options to encourage our NEOs to focus on increasing the value of our shares and simplify the equity awards being utilized in our compensation program. Phantom units tied to an increase in our share price during the 2018 calendar year were also awarded to our NEOs in fiscal 2018, which will be settled in cash to the extent performance is achieved. We believe that this combination of equity awards in fiscal 2018 more closely aligned our compensation program with our strategic goals, while balancing the need to maintain a market competitive compensation program to continue to attract and retain our management team.
This Compensation Discussion and Analysis is divided into three parts:

•	Part I-Compensation Principles and Processes. In this part we describe the important principles, processes and tools that help us determine compensation for our NEOs.

•
Part II-Compensation Components. In this part we discuss the three material components of NEO compensation - base salary, annual incentive compensation and long-term incentive compensation - and actual compensation paid or awarded to, or earned by, our NEOs in fiscal 2018.

•	Part III-Other Matters. In this part we discuss other compensation practices that affect how we compensate our NEOs, including employment agreements and certain corporate policies.
PART I. COMPENSATION PRINCIPLES AND PROCESSES
Our Compensation Principles and Objectives
Our executive compensation program is designed to be fair, reasonable and competitive and to attract, retain and motivate talented executives capable of achieving our business objective of creating long-term stockholder value. We actively seek to foster a pay-for-performance environment that encourages our executive officers to enhance stockholder value. To this end, we seek to establish a compensation program linked directly to the delivery of long-term returns to our stockholders, the achievement of short- and long-term strategic business objectives, individual performance, and the demonstration of competencies that are aligned with our culture and values.
To ensure that our compensation programs support our business objectives, we observe several core compensation principles and objectives. We believe our executive compensation program should:

•	manage the distribution of gains between our NEOs and our stockholders;

•	reward company and individual performance;

•	maintain an appropriate balance between base salary and annual and long-term incentive opportunities;

•	be externally competitive and internally equitable; and

•	give us the flexibility to attract, retain and motivate talented executives.
Compensation Committee
Our compensation principles and objectives are sustained, in part, by our board of directors and the independent oversight of NEO compensation by its compensation committee. The compensation committee is responsible for overseeing our compensation policies, plans and programs, and reviewing and recommending to our board of directors the base salary, annual and long-term incentives, perquisites, severance arrangements and other related benefits paid to our directors and executive officers, including our NEOs.
The compensation committee has the authority and responsibility to review and recommend to the board of directors on an annual basis the corporate goals and objectives with respect to compensation for Mr. Jensen, our President and Chief Executive Officer (whom we refer to as our “CEO”). The compensation committee evaluates at least annually the performance of our CEO in light of these established goals and objectives. The compensation committee, based upon its evaluations, makes a recommendation regarding our CEO's annual compensation to the independent members of our board of directors for its approval. Our CEO is not present during any meeting of the compensation committee during which it deliberates upon or approves determinations of or recommendations regarding the determination of the compensation of our CEO.
The compensation committee also has the authority and responsibility to review and recommend to our board of directors on an annual basis the evaluation process and compensation structure for our executive officers, including our NEOs, other than our CEO. The compensation committee evaluates the performance of these executive officers and reviews and approves or recommends to our board of directors for approval the compensation, including base salary and annual and long-term incentive compensation, for such executive officers. The compensation committee's recommendation in this regard is based, in part, on amounts proposed by our CEO.
Each member of our compensation committee is an “independent outside director,” as defined under Section 162(m) of the Internal Revenue Code, and is independent under NASDAQ Rules. Prior to the Tax Cuts and Jobs Act of 2017, our compensation committee approved components of our executive compensation where appropriate to facilitate our ability to deduct amounts under the corporate tax deduction limitations imposed by Section 162(m); however, it was within the committee’s authority to award or grant to compensation that may not be fully deductible by us under Section 162(m). As the exemption from the Section 162(m) deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, compensation to our CEO and certain other executive officers in excess of $1,000,000 will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.
A complete description of the authority and responsibility of our compensation committee is set forth in its charter, which is available on our website at https://lifevantage.gcs-web.com/corporate-governance and in print upon request. Our website does not constitute part of this annual report.
To assist it with fulfilling its responsibility for making NEO compensation decisions consistent with the principles and objectives discussed above, the compensation committee utilizes a variety of tools, as described below.
Compensation Consultant
For fiscal 2018, the compensation committee re-engaged Marsh & McLennan (formerly Barney & Barney, a Marsh & McLennan company) as its independent compensation consultant. Specifically, Marsh & McLennan was engaged to review and recommend refinements of our peer group of companies and assess, relative to our peer group, total compensation of our executives, compensation of our board of directors and to develop long-term incentive grant guidelines and strategies for all employees.
The compensation committee has the exclusive right to select, retain and terminate its independent compensation consultant as well as to approve any fees, terms or other conditions of its compensation advisory services. Based on its analysis of the Company’s needs moving forward, in April 2018, the compensation committee engaged Meridian Compensation Partners to replace Marsh & McLennan as its independent compensation consultant for fiscal 2019.
During fiscal 2018, Marsh & McLennan and its lead compensation consultant reported directly to the compensation committee, but when directed to do so by the compensation committee, worked cooperatively with our executive officers to develop analyses and proposals for presentations to the compensation committee.
The compensation committee concluded for fiscal 2018 that Marsh & McLennan was independent and that its work in advising the compensation committee does not raise any conflict of interest. In making such determination, the compensation committee considered, among other things, (i) the provision of other services to us by Marsh & McLennan; (ii) the amount of fees received by Marsh & McLennan from us, as a percentage of Marsh & McLennan’s total revenue; (iii) Marsh & McLennan’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Marsh & McLennan with members of the compensation committee; (v) any of our stock owned by Marsh & McLennan; and (vi) any business or personal relationship of Marsh & McLennan with our executive officers.
CEO Recommendations
As discussed above, the compensation committee relies upon our CEO for compensation recommendations for the NEOs other than himself. Our CEO and the compensation committee discuss our CEO's assessment of the NEOs and any other factors the CEO believes may be relevant for the compensation committee's consideration.
Fiscal 2018 Peer Group
During fiscal 2018, Marsh & McLennan reviewed and made recommendations to the compensation committee regarding refinements to our peer group for market assessments for fiscal 2018 (our “FY2018 Peer Group”) that adjusted the peer group (our “FY2017 Peer Group”) the compensation committee had used for our fiscal 2017 compensation decisions. Marsh & McLennan considered industry, company size and location as selection criteria in identifying appropriate peer companies for fiscal 2018. Our compensation committee uses the peer group to establish a framework for evaluating our NEO compensation practices. Our FY2018 Peer Group consisted of the following companies:

CVR Partners (UAN)	Nature's Sunshine Products (NATR)
Gaiam (GAIA)	Nutraceutical International (NATR)
Inventure Foods (SNAK)	Omega Protein (OME)
Mannatech (MTEX)	PetMed Express (PETS)
Medifast (MED)	QuinStreet (QNST)
Meridian Bioscience (VIVO)	SciClone Pharmaceuticals (SCLN)
MGP Ingredients (MGPI)	Spectrum Pharmaceuticals (SPPI)
MusclePharm (MSLP)	Sucampo Pharmaceuticals (SCMP)
Natural Alternatives Int'l (NAII)	Synutra International (SYUT)
Natural Health Trends Corp. (NHTC)
Because of the limited number of public companies in our industry that meet the recommended criteria for selecting our compensation peer group, the compensation committee includes selected companies in industries similar to our industry, including publicly traded personal care products companies, multi-level marketing companies, and pharmaceutical preparation companies. In determining our FY2018 Peer Group, our compensation committee increased the number of factors used in determining the FY2017 Peer Group, which included the following: market capitalization of less than $750 million, revenue of $100 million to $375 million, stock price to earnings per share ratio of -50 to 50, operating cash flow of -$15 million to $100 million and EBITDA margin of -35% to 35%. As a result of these changes and based upon the recommendation of Marsh & McLennan, four companies were added to the FY2018 Peer Group: Inventure Foods, Natural Health Trends Corp., Nature's Sunshine Products and Synutra International. Additionally, Depomed, Endocyte, Lifeway Foods, Quidel, Sagent Pharmaceuticals and Nutrisystem were removed from the FY2018 Peer Group.
The compensation committee used data from our FY2018 Peer Group companies to help ensure that the compensation of NEOs was competitive and that its decisions were appropriate. The compensation committee generally believes that the base salary and total direct compensation of our NEOs should be set within a range of plus or minus 20% of the 50th percentile of each of the base salary and the total direct compensation of persons in reasonably similar positions at companies in our FY2018 Peer Group.
Role of Say-on-Pay Vote
At our fiscal 2016 Annual Meeting of Stockholders held in October 2015, our stockholders were provided an opportunity to cast an advisory vote on the compensation of our named executive officers, as described in the proxy statement for the fiscal 2016 Annual Meeting of Stockholders. Approximately 70% of stockholders’ votes were cast in favor of the compensation of our NEOs, which the compensation committee believes affirms general support for our executive compensation program by our stockholders. Changes made to our executive compensation programs in fiscal 2016 and fiscal 2017 took into account that our compensation committee would like to improve the percentage by which our say on pay advisory vote passes when it is next submitted to stockholders at our fiscal 2018 annual meeting of stockholders.
At our fiscal 2013 Annual Meeting of Stockholders held in November 2012, our stockholders voted in favor of holding an advisory vote on the compensation of our executive officers once every three years. As such, we have not held another advisory stockholder vote on our NEO compensation since our fiscal 2016 Annual Meeting of Stockholders. An advisory vote on the compensation of our named executive officers is included with these proxy materials as Proposal 2. An advisory vote on the frequency of such advisory vote on the compensation of our named executive officers is also included with these proxy materials as Proposal 3.
Compensation Risk Analysis
The compensation committee annually reviews our executive compensation program, including our compensation-related risk profile, to ensure that our compensation-related risks are not likely to have a material adverse effect on our company. The compensation committee does not believe our executive compensation program encourages excessive or inappropriate risk taking. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that our NEOs do not feel pressured to focus exclusively on stock price performance to the detriment of other important aspects of our business. Our long-term incentive awards have been structured to provide longer term incentives that correlate with total stockholder return. As a result, the compensation committee believes our executive compensation program strikes a balance between providing fixed compensation and appropriate long-term incentives, such that our NEOs are not encouraged to take unnecessary or excessive risks.
PART II. COMPENSATION COMPONENTS
The three components of our executive compensation program are base salary, annual or short-term incentives and long-term incentives in the form of equity-based awards. While no specific formula is used to determine the allocation of a NEO's total annual compensation among these three components, we strive to achieve market competitive pay in each compensation component. An underlying principle in each of the compensation components is that the compensation of our executives should correlate with their level of performance. In addition, the compensation committee has not established any formal policies or guidelines for allocating compensation between cash and non-cash compensation.
Base Salary
Base salary is the primary fixed component of our executive compensation program. We believe that base salaries should provide a fixed level of competitive compensation to help us attract and retain strong executive talent and compensate executives for services rendered during the fiscal year.
For newly hired executives, the compensation committee determines base salary on a case-by-case basis by evaluating a number of factors, including the executive's qualifications and experience, the competitive recruiting environment for his or her services, the executive's anticipated role and responsibilities with our company, internal pay equity, and comparisons to market data regarding compensation levels for comparable executives of other companies in our peer group.
How Our CEO's Base Salary is Determined
Under the compensation committee's charter, each year the compensation committee reviews and recommends to the board of directors the corporate goals and objectives with respect to our CEO's compensation, including base salary. The compensation committee evaluates the CEO's performance in light of the established corporate goals and objectives and whether our CEO's compensation falls within a range of plus or minus 20% of the 50th percentile of the compensation of other CEOs in our peer group. Based on such evaluation, the compensation committee recommends our CEO's compensation, including base salary, to the independent members of the board of directors for their approval. The independent members of the board of directors collectively have the discretion to set our CEO's base salary. Our CEO is not present during the portion of any meeting of the compensation committee or board of directors during which it votes on or deliberates regarding the compensation of our CEO.
Our CEO, Mr. Jensen, joined the Company in May 2015 at which time his salary was set at $550,000 and which fell within a range of plus or minus 20% of the 50th percentile of base salaries of other CEOs in our fiscal 2015 peer group. As Mr. Jensen joined our company less than two months prior to the beginning of fiscal 2016, his salary remained unchanged for fiscal 2016. Mr. Jensen’s base salary continued to fall within a range of plus or minus 20% of the 50th percentile of both the FY 2017 Peer Group and the FY 2018 Peer Group, and the compensation committee has not recommended an increase to Mr. Jensen’s base salary since he was hired.
How Our Other NEOs' Base Salaries are Determined
At least annually, the compensation committee reviews our performance evaluation process and compensation structure for our executive officers, including our NEOs. Among other things, the compensation committee compares the compensation of our executive officers against data derived from an analysis of similar executive officers in our peer group and reviews each executive officer's performance with our CEO. Following its evaluation and review, the compensation committee recommends to our board of directors the base salary of each executive officer, other than our CEO. In making such recommendations, the compensation committee considers proposals and recommendations of our CEO. The base salaries of our executive officers, including our NEOs other than our CEO, are established by our board of directors after taking into account the recommendation of the compensation committee. See “PART I. COMPENSATION PRINCIPLES AND PROCESSES-Compensation Committee.”

Similar to the base salary of our CEO, we believe that the base salary of our other NEOs should be competitive with the base salary ranges for persons in similar positions at the companies within our peer group and should generally be set within a range of plus or minus 20% of the 50th percentile of the base salaries of such persons. The base salaries of each of Messrs. Fife, Goodwin and Wach were determined in prior fiscal years when they were hired. Mr. McMurray’s base salary was set in September 2017 when he was hired as our General Counsel at approximately the 50th percentile of the FY2018 Peer Group.
In June 2017 the compensation committee reviewed the annual base salaries of Messrs. Fife, Goodwin and Wach. Only Mr. Fife’s annual base salary fell within a range of plus or minus 20% of the 50th percentile of our FY2018 Peer Group, with Mr. Goodwin’s and Mr. Wach’s annual base salaries falling outside that range. However, the compensation committee did not make any changes to the base salaries of Messrs. Fife, Goodwin or Wach at that time.
Short-Term Cash Incentive Plans
The second material component of our NEOs' compensation is the opportunity to earn cash incentives under one of our annual incentive plans. Generally, we believe annual incentives should:

•	Reward the NEOs for business and individual performance;

•	Encourage effective short-term performance while balancing long-term focus;

•	Provide a significant portion of total compensation opportunity that is at risk; and

•	Be externally competitive and internally equitable.
In July 2017, our board of directors, upon the recommendation of the compensation committee, adopted a fiscal 2018 annual incentive plan (the “FY2018 Annual Incentive Plan”). The FY 2018 Annual Incentive Plan is intended to reward certain full time employees who were selected by the compensation committee for participation in the plan for their performance in meeting corporate goals. All of our NEOs were eligible to participate in the FY 2018 Annual Incentive Plan based on achievement of specified performance goals, both corporate and individual.
Our CEO was also eligible during fiscal 2018 to earn cash incentive awards related to the performance of three of our product lines (the “FY2018 Product Line Awards”) as well as based on the Company’s revenue.
FY2018 Annual Incentive Plan
Under the terms of the FY2018 Annual Incentive Plan, our CEO and our other eligible NEOs were eligible to receive a cash bonus if we met certain corporate goals or they achieved certain individual goals.  Target bonus amounts for our NEOs are established as a percentage of their annual base salary.  For all NEOs other than Mr. Jensen, the target bonus is 50% of the NEO’s annual base salary. Mr. Jensen’s target bonus amount is 82% of his annual base salary. The maximum bonus amount that all of our NEOs are eligible to receive is 180% of their target bonus amount.
For fiscal 2018, two corporate goals comprised 80% of the target bonus amount for our NEOs, with an adjusted EBITDA target comprising 40% of target, and a revenue target, comprising the other 40% of target.  Performance bonus payouts scale between the levels indicated in the tables below. The applicable revenue and adjusted EBITDA targets, along with minimum and maximum amounts payable for such goals, were as follows:

Adjusted EBITDA
	FY 2018 Adjusted EBITDA	Performance Bonus Percentage
Minimum	$15,451,000.00	50%
	$18,400,000.00	100%
	$19,452,000.00	150%
Maximum	$20,995,000.00	200%

Top Line Revenue
	FY 2018 Top Line Revenue	Performance Bonus Percentage
Minimum	$206,000,000	20%
	$207,500,000	40%
	$209,000,000	60%
	$210,500,000	80%
	$212,000,000	100%
	$220,000,000	150%
Maximum	$230,000,000	200%
The remaining 20% of the target bonus amount was comprised of individual goals, determined on a quarterly basis with 5% of the target bonus amount allocated to each fiscal quarter.
Following the end of fiscal 2018, it was determined that our FY 2018 adjusted EBITDA was $16,199,760, resulting in achievement of the adjusted EBITDA target at 62.7%. The minimum revenue target was not met, so no bonus was awarded for the revenue target. Individual goal achievement was as follows for our NEOs: Mr. Jensen, 85%; Mr. Fife, 100%; Mr. Goodwin, 95%, Mr. McMurray, 95%; and Mr. Wach, 95%. Based on the achievement of the adjusted EBITDA target at 62.7% and individual goal achievement, annual Incentive Plan bonuses were paid to each of our NEOs in the following amounts: Mr. Jensen, $189,781; Mr. Fife, $74,382; Mr. Goodwin, $77,140; Mr. McMurray, $58,876; and Mr. Wach, $70,582.
FY2018 Product Line Awards
In September 2017, our compensation committee approved the FY2018 Product Line Awards for our CEO. Pursuant thereto, Mr. Jensen was eligible to receive three separate cash incentive awards for revenue generated by each of three Company product lines subject to (i) a maximum annual amount payable of $1,000,000 in the aggregate and (ii) reduction if our overall gross profit margin for fiscal year 2018 fell below the overall gross profit margin for fiscal year 2017 (a 25% reduction for each 10% reduction in overall gross profit margin, with straight line interpolation applied to any decline in overall gross margin of other than 10%).
Mr. Jensen’s bonus opportunity for the Protandim and TrueScience product lines originated from his employment agreement negotiated with us at the time he was hired in May 2015. The PhysIQ product line bonus opportunity was approved as an additional award in September 2016.
For the Protandim product line, including the Protandim NRF1 synergizer, Protandim Nrf2 synergizer, and Omega+ (together, the “Protandim Product Line”), Mr. Jensen was eligible to receive a cash incentive award equal to 3% of the positive difference in total net revenue from the Protandim Product Line for fiscal year 2018 as compared to fiscal year 2017.
For the TrueScience skin care regimen products, including the TrueScience Ultra Gentle Facial Cleanser, the TrueScience Perfecting Lotion, the TrueScience Eye Corrector Serum, the TrueScience Anti-Aging Cream and the TrueScience Micro Lift Serum (collectively, the “TrueScience Product Line”), Mr. Jensen was eligible to receive a cash incentive award equal to 2% of the positive difference in total net revenue from the TrueScience Product Line for fiscal year 2018 as compared to fiscal year 2017.
For the PhysIQ Smart Weight Management System products, including the PhysIQ Cleanse, the PhysIQ Probio, the PhysIQ Fat Burn and the PhysIQ Protein (collectively, the “PhysIQ Product Line”), Mr. Jensen was eligible to receive a cash incentive award equal to 2% of the positive difference in total net revenue from the PhysIQ Product Line for the fiscal year 2018 performance period as compared to the fiscal year 2017 performance period (December 1, 2016 to June 30, 2017).
In the first quarter of fiscal year 2019, our compensation committee determined that Mr. Jensen was eligible to receive a cash incentive award for the FY2018 Product Line Awards related to the Protandim Product Line and the PhysIQ Product Line, but not for the TrueScience Product Line as the revenues for fiscal year 2018 were not greater than fiscal year 2017. Based on increased revenues for the Protandim Product Line of $3,049,550 and for the PhysIQ Product Line of $5,059,438, Mr. Jensen was eligible to receive an award of $192,675; however, due to our overall gross margin for fiscal year 2018 being less than the overall gross margin for fiscal year 2017 (-0.45%), Mr. Jensen’s cash incentive award was reduced by 1.14% for a payout of $190,485.
Revenue Awards
Pursuant to the terms of his employment agreement, beginning with fiscal 2018 and ending at the end of the fiscal year during which the Company first achieves annual revenue of at least $500 million, Mr. Jensen is also eligible to earn the following additional amounts:

•	a one-time cash bonus of $300,000 when our annual net revenue exceeds $300 million;

•	a one-time cash bonus of $400,000 when our annual net revenue exceeds $400 million; and

•	a one-time cash bonus of $500,000 when our annual net revenue exceeds $500 million (each of $300 million, $400 million and $500 million, a “Revenue Milestone”).
If two (or more) annual Revenue Milestones are first achieved during a single fiscal year, Mr. Jensen will be paid the sum of the bonus amounts that relate to each Revenue Milestone achieved during such year. If, following achievement of a Revenue Milestone, our annual revenue for a subsequent fiscal year is less than the previously achieved Revenue Milestone, the next Revenue Milestone is voided and no bonus will be paid for achievement of such next Revenue Milestone.
No bonus payment was made to Mr. Jensen for the Revenue Milestones in fiscal 2018, as these targets were not achieved.
Long-Term Incentive Plan
The third material component of our NEOs' compensation includes awards granted under our equity incentive plan. Equity awards are granted pursuant to the 2017 Long-Term Incentive Plan, or 2017 LTIP. Historically, we have not granted long-term incentive awards as compensation for past performance, and instead believe that long-term incentive awards should:

•	align NEO's incentives directly with stockholder value;

•	encourage performance that increases long-term stockholder return;

•	serve as a retention tool; and

•	give NEOs a meaningful equity stake in our business.
The awards granted to our NEOs historically have consisted of stock options or restricted stock awards, in each case subject to time-based vesting. New hire awards are usually granted to executive officers at the time employment commences, and such awards typically vest over a three year period following the commencement of employment. The compensation committee approves all equity awards to our employees, including awards to our executive officers.
During fiscal years 2015 to 2017, we granted performance-based restricted stock units (“PRSUs”) to our then-current NEOs under the 2010 Long-Term Incentive Plan and 2017 Long-Term Incentive Plan, which utilized the Company’s total stockholder return (“TSR”) as a performance metric. The fiscal 2016 and 2017 PRSUs which were granted to our then-current NEOs, of which only Messrs. Jensen and Goodwin remain current NEOs, are subject to continued service and the Company’s TSR during a three-year performance period that commenced on January 1, 2016 and January 1, 2017 and ending on December 31, 2018 and December 31, 2019, respectively. None of these PRSUs vested during fiscal 2018 due to the three-year performance period.
Fiscal 2018 Option Grants
In February 2018, in connection with our compensation committee’s desire to reintroduce stock options as a component of our long term incentive plan, our NEOs were each granted stock options pursuant to the 2017 LTIP. The options vest over a three year period subject to the NEO’s continued service as follows: (i) one-third of the total number of shares vest on January 1, 2019, and (ii) thereafter, the shares vest at a rate of one-twelfth of the total number of shares per quarter on the last day of each fiscal quarter. In determining the number of options to grant to each of our NEOs, the compensation committee utilized a Company-wide equity pool of 3% of the common shares outstanding. The compensation committee determined the allocation for Mr. Jensen’s option grant based on his role as the Company’s CEO and then relied on the recommendations of Mr. Jensen to determine the number of options to be granted to our employees, including the other NEOs.
Fiscal 2018 Phantom Units
In connection with the option grants, and in order to further the desire of our compensation committee to align the interest of our NEOs with our stockholders, the compensation committee granted phantom units to our NEOs. The phantom units will vest on December 31, 2018, subject to continued service by the NEO through such date, at which time the units will be settled in cash in an amount equal to (i) the number of vested units multiplied by (ii) the positive difference (if any) between the value of the Company’s common stock at December 31, 2018 (determined based on the average of the closing prices of the Company’s common stock on the Nasdaq Stock Market for the 20 trading days ending on the day immediately preceding December 31, 2018) and $4.76, the closing price of the Company's common stock on the start date (December 29, 2017, the last business day of calendar year 2017).
Fiscal 2018 New Hire Awards
In connection with his commencement of employment with the Company during fiscal 2018, Mr. McMurray was granted a restricted stock award. This award vests over three years in equal installments based on continued service with the Company on each of the first, second and third anniversaries of the commencement of Mr. McMurray’s employment.

Other Components
As a general matter, subject only to limited exceptions, we do not provide perquisites or benefits to our NEOs on a basis that is different from other eligible employees, and such perquisites or benefits represent only a minor portion of the total compensation of the NEOs. We maintain health, dental, long term and short term disability, and vision insurance plans for the benefit of all eligible employees, including our NEOs. We pay for basic coverage under each of these benefit plans and any premium in excess of the basic coverage is paid by the employee. We also provide wealth accumulation benefits to eligible employees, including our NEOs, in the form of a 401(k) savings plan. These benefit programs are offered on the same basis to all employees, including our NEOs.
Forward Looking Statement for Fiscal Year 2019 - Compensation Philosophy Changes
Our compensation committee has worked since Mr. Beindorff assumed the role of committee chair both to simplify our executive long-term incentive awards program and to closely align the interests of the participants with the interests of our stockholders.  At the same time, during fiscal 2018, we had a limited number of shares available for grant under our 2017 LTIP.  In consideration of that, and as described above, for the fiscal 2018 long-term compensation cycle our senior executives were granted stock options and cash-based phantom share awards. Our compensation committee believes that in light of the company’s strategic direction, the competitive landscape and our internal incentive and retention needs, that a long-term incentive program utilizing primarily stock units will best accomplish its goals of simplicity and alignment of interests with our stockholders. If our stockholders approve the increase in shares reserved under our 2017 LTIP, as presented in Proposal 5 above, our compensation committee intends for our fiscal 2019 long-term compensation cycle to grant to our executives restricted stock units that vest over a three-year period, half of which would vest as a result of continued employment and half of which would include both performance vesting and service vesting components. We expect our compensation committee to next grant long-term incentive awards to our executives following the Annual Meeting. We believe the accompanying request will provide us with a sufficient number of shares to satisfy our expected equity grant requirements through the fiscal 2019 and fiscal 2020 award cycles.
PART III. OTHER MATTERS
Employment Agreements
We currently have an employment agreement with Mr. Jensen, which will expire on the 90th day following the close of the first fiscal year in which our net revenue exceeds $500 million, unless earlier terminated in accordance with the terms of the employment agreement or extended by mutual agreement of the parties. No changes were made to Mr. Jensen’s employment agreement in fiscal 2018. Mr. Jensen is eligible for severance benefits as set forth below in “Employment and Severance Agreements.
Severance Agreements
Messrs. Fife, Goodwin, McMurray and Wach are entitled to certain severance benefits under key executive benefits package contracts which are described below in “Employment and Severance Agreements.” Mr. McMurray’s key executive benefits contract was entered into in connection with the commencement of his employment with us in September 2017. No changes were made to such contracts with Messrs. Fife, Goodwin or Wach during fiscal 2018.
Equity Ownership Policy
Our equity ownership policy, which we adopted in June 2013, requires certain of our executive officers, including our NEOs, to own a minimum number of shares of our common stock. Our equity ownership policy requires (i) our Chief Executive Officer to hold a number of shares of our common stock having a value equal to or greater than six times his annual base salary, (ii) each of our officers who has been designated by our board of directors as an “officer” within the meaning of Rule 16a-1 of the Securities Exchange Act of 1934, to hold a number of shares of our common stock having a value equal to or greater than three times his or her annual base salary, and (iii) any other executive officer designated by our CEO to be subject to the equity ownership policy to hold a number of shares of our common stock having a value equal to or greater than two times his or her annual base salary. Such ownership targets will be measured each year on the date of our board of directors meeting held on the date of, or next following the date of, our annual meeting of stockholders. Each employee subject to our equity ownership policy has five years from the time he or she becomes subject to the equity ownership policy to meet his or her required level of equity ownership. Until such time as each employee subject to our equity ownership policy obtains the ownership targets, such employee is required to retain direct ownership of at least fifty percent of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards. If an employee subject to our equity ownership policy does not achieve his or her ownership target as of the end of his or her buy-in period, then he or she is required to retain direct ownership of all of the shares of our common stock he or she receives as a result of the exercise, vesting or payment of equity awards until his or her ownership target is achieved. The compensation committee has full power and authority to administer and interpret our equity ownership policy and may grant exceptions based on economic hardship or other showing of good cause.

Tax and Accounting Considerations
In fiscal 2018, while the compensation committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs during such fiscal year.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The current members of the compensation committee are Messrs. Beindorff, Hegde and Greer, with Mr. Beindorff serving as chair. Our board of directors has determined that all three members of the compensation committee qualify as "independent" under NASDAQ Rules. There are no interlocking relationships between any of our executive officers and compensation committee members, on the one hand, and the executive officers and compensation committee members of any other companies, on the other hand, nor have any such interlocking relationships existed in the past
Compensation Committee Report
The following report has been submitted by the compensation committee of our board of directors:
The compensation committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for our fiscal year 2019 Annual Meeting of Stockholders, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, each as filed with the Securities and Exchange Commission.

The Compensation Committee

Michael Beindorff, Chair
Raymond B. Greer
Vinayak R. Hegde
The preceding “Compensation Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the company specifically incorporates it by reference into such filing.
SUMMARY COMPENSATION TABLE
The following table sets forth the compensation of our NEOs for the fiscal years ended June 30, 2018, 2017 and 2016. However, information for fiscal 2017 and fiscal 2016 is not provided if a NEO first became a NEO for fiscal 2018 and information for fiscal 2016 is not provided if a NEO first became a NEO for fiscal 2017. The primary components of each NEO's compensation are also described in our “Compensation Discussion and Analysis,” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-equity Plan Compensation(2)	All Other Compensation ($)		Total ($)
Darren J. Jensen, President	2018	550,000	—		—	313,564	380,266	15,010	(3)	1,258,840
and Chief Executive Officer	2017	550,000	—		437,577	—	199,081	21,102		1,207,760
	2016	550,000	—		2,031,840	—	98,600	20,988		2,701,428
Steven R. Fife, Chief	2018	330,000	—		—	107,009	74,382	6,799	(6)	518,190
Financial Officer (4)	2017	86,308	25,000	(5)	442,800	—	12,375	241,257		807,740
Ryan Goodwin, Chief	2018	350,000	—		—	102,504	77,140	12,169	(8)	541,813
Marketing Officer (7)	2017	350,000	—		219,023	—	66,375	8,358		643,756
Kevin McMurray,	2018	256,404	75,000	(10)	158,700	96,872	58,876	—		645,852
General Counsel (9)
Charles Wach, Chief	2018	320,000	—		—	109,262	70,582	72,462	(12)	572,306
Operating Officer (11)										—

(1)
The amounts in these columns represent the aggregate grant date fair value of stock awards and option awards granted to the NEO in the applicable fiscal year under either our 2010 Long-Term Incentive Plan (the “2010 LTIP”) or our 2017 Long-Term Incentive Plan (the “2017 LTIP”) and computed in accordance with FASB ASC Topic 718. See Note 8 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on August 15, 2018 for a discussion of all assumptions made by the Company in determining the grant date fair values of such awards. All of our NEOs were granted stock options and phantom units on February 2, 2018, and Mr. McMurray was granted shares of restricted stock in connection with the commencement of his employment with us on November 16, 2017. The equity awards granted to our NEOs in fiscal 2018 are described in greater detail in “Compensation Discussion and Analysis - Part II - Compensation Components - Long-Term Incentive Plan” above.

(2)
The amounts in this column reflect cash bonus awards earned by the NEOs under one of our cash incentive plans or, in the case of Mr. Jensen, pursuant to his fiscal year product line awards under our 2010 LTIP.

(3)	Reflects reimbursements Mr. Jensen received for travel, including travel by Mr. Jensen’s spouse in the amount of $5,802, $270 for a cash holiday gift, and $8,938 in 401(k) matching contributions.

(4)	Mr. Fife was hired as our Chief Financial Officer on March 13, 2017.

(5)	Reflects a signing bonus paid to Mr. Fife in connection with the commencement of his employment.

(6)	Reflects reimbursements Mr. Fife received for travel, including travel by Mr. Fife's spouse in the amount of $1,579, $270 for a cash holiday gift, and $4,950 in 401(k) matching contributions.

(7)
Mr. Goodwin was hired as our Chief Marketing Officer on October 19, 2015 but was not one of our named executive officers for fiscal 2016. Accordingly, compensation information is only provided for fiscal 2018 and fiscal 2017.

(8)	Reflects reimbursements Mr. Goodwin received for travel, including travel by Mr. Goodwin’s spouse in the amount of $3,149, $270 for a cash holiday gift, and $8,750 in 401(k) matching contributions.

(9)	Mr. McMurray was hired as our General Counsel on September 26, 2017. Accordingly, compensation information is only provided for fiscal 2018.

(10)	Reflects a signing bonus paid to Mr. McMurray in connection with the commencement of his employment.

(11)
Mr. Wach was hired as our Chief Operating Officer on March 13, 2017 but was not one of our named executive officers for fiscal 2017. Accordingly, compensation information is only provided for fiscal 2018.

(12)
Reflects relocation expenses paid by the Company in fiscal 2018 in the amount of $66,813, reimbursements for travel, including travel by Mr. Wach's spouse in the amount of $579, $270 for a cash holiday gift, and $4,800 in 401(k) matching contributions.

Salary, Bonus and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation
The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our NEOs for fiscal 2018 in proportion to the total compensation reported for each NEO who remained in service with us through the end of the fiscal year ranged from 60% in the case of Mr. McMurray to 79% in the case of Mr. Goodwin.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning the grants of non-equity incentive and equity incentive plan awards to our NEOs in fiscal 2018. Non-equity incentive plan awards are provided under our fiscal 2018 Annual Incentive Plan, or AIP, or, in the case of Mr. Jensen during fiscal 2018, pursuant to our 2010 LTIP. Equity incentive awards are provided under either our 2010 LTIP and our 2017 LTIP. These non-equity and equity incentive plan awards are also described in “Compensation Discussion and Analysis-Part II-Compensation Components-Cash Incentive Plan” and “Compensation Discussion and Analysis-Part II-Compensation Components-Annual Incentive Plan-Long Term Incentive Plan.”

Name	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares or Units (#)		All Other Option Awards: Number of Securities Underlying Options Units (#)(3)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
Darren Jensen	Options	2/2/2018	—	—	—		—		136,000	4.44		306,375
	Phantom	2/2/2018	—	—	—		—		18,000	4.76	(5)	7,189
	AIP	n/a	27,060	451,000	825,000		—		—	—		—
	2010 LTIP	n/a	—	—	1,000,000	(6)	—		—	—		—
Steven R. Fife	Options	2/2/2018	—	—	—		—		44,000	4.44		99,121
	Phantom	2/2/2018	—	—	—		—		19,750	4.76	(5)	7,888
	AIP	n/a	8,250	165,000	297,000		—		—	—		—
Ryan Goodwin	Options	2/2/2018	—	—	—		—		42,000	4.44		94,616
	Phantom	2/2/2018	—	—	—		—		19,750	4.76	(5)	7,888
	AIP	n/a	8,750	175,000	315,000		—		—	—		—
Kevin McMurray	Options	2/2/2018	—	—	—		—		39,500	4.44		88,984
	Phantom	2/2/2018	—	—	—		—		19,750	4.76	(5)	7,888
	RSA	11/16/2017	—	—	—		30,000	(7)	—	—		158,700
	AIP	n/a	6,980	139,584	251,250				—	—		—
Charles Wach	Options	2/2/2018	—	—	—		—		45,000	4.44		101,374
	Phantom	2/2/2018	—	—	—		—		19,750	4.76	(5)	7,888
	AIP	n/a	8,000	160,000	288,000		—		—	—		—

(1)
“AIP” denotes that the award was made pursuant to our fiscal 2018 annual incentive plan. “2010 LTIP” denotes a cash award made pursuant to our 2010 LTIP. “RSA” denotes an award of restricted stock that was made pursuant to our 2017 LTIP. "Options" denotes a stock option award that was made pursuant to our 2017 LTIP. "Phantom" denotes a phantom unit award.

(2)
The annual incentive plan (AIP) is a cash incentive plan that pays awards for performance, with awards for corporate performance metrics paid on an annual basis after the end of the applicable year and awards for individual performance metrics paid on a quarterly basis after the end of each applicable quarter. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Cash Incentive Plans” for a detailed description of annual incentive plan awards. The amounts reported in the Threshold column reflect the lowest payout possible under the AIP, which would have been attributable to achievement at the minimum level of one fiscal quarter of individual performance goals. The amounts reported in the Target column reflect the at-target potential payout if the Company’s revenue and earnings per share for the fiscal year were at target and the NEO achieved all of the NEO’s individual performance metrics for the fiscal year. The amounts reported in the Maximum column reflect the maximum payout possible under the plan, which was 180% of the target amount. Amounts for each NEO are based on a percentage of the NEO’s base salary set prior to the beginning of the fiscal year or, in the case of an NEO hired during the fiscal year, set at the time the NEO commenced employment.

(3)
Each NEO was granted a stock option and phantom units on February 2, 2018. The stock options vest over a three year period subject to the NEO’s continued service as follows: (i) one-third of the total number of shares on January 1, 2019, and (ii) thereafter, the shares vest at a rate of one-twelfth of the total number of shares per quarter on the last day of each fiscal quarter. The phantom units vest on December 31, 2018, subject to continued service by the NEO through such date. The phantom units will be settled in cash upon vesting in an amount equal to (i) the number of vested units multiplied by (ii) the positive difference (if any) between the value of the Company’s common stock at December 31, 2018 (determined based on the average of the closing prices of the Company’s common stock on the Nasdaq Stock Market for the 20 trading days ending on the day immediately preceding December 31, 2018) and $4.76, the closing price of the Company's common stock on the start date (December 29, 2017, the last business day of calendar year 2017).

(4)	We calculate the grant date fair value of each award in accordance with FASB ASC Topic 718 and as described in Footnote 1 to the “Summary Compensation Table,” above.

(5)
Reflects the closing price of a share of the Company’s Common Stock on December 29, 2017, the start of the measurement period for the phantom units, not the closing price of the Company’s Common Stock on the date of grant.

(6)
Mr. Jensen was eligible to receive cash incentive awards for fiscal 2018 related to revenue generated by three of our product lines. See our “Compensation Discussion and Analysis-Part II-Compensation Components-Cash Incentive Plans” for a detailed description of Mr. Jensen’s FY2018 Product Line Awards. The amount Mr. Jensen was eligible to receive pursuant to the FY2018 Product Line Awards in fiscal 2018 was a percentage of year over year revenue growth with a maximum of $1,000,000 payable in the aggregate for the three product lines. No threshold or target level was applicable to such award.

(7)
Mr. McMurray was granted shares of restricted stock in connection with the commencement of his employment. This award vests over three years in equal installments based on continued service with the Company on each of the first, second and third anniversaries of the commencement of Mr. McMurray’s employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
Stock Options and Stock Awards
The following table sets forth information concerning all stock options, restricted stock ("RSAs"), performance-based restricted stock units (“PRSUs”) and phantom units held by our NEOs as of June 30, 2018.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Darren Jensen	—	136,000	(4)	4.44	2/2/2028	—		—	—		—
	—	18,000	(5)	4.76	n/a	—		—	—		—
	—	—		—	—	—		—	153,000	(6)	974,610
	—	—		—	—	—		—	93,300	(7)	594,321
Steven R. Fife	—	44,000	(4)	4.44	2/2/2028	—		—	—		—
	—	19,750	(5)	4.76	n/a	—		—	—		—
	—	—		—	—	60,000	(8)	382,200	—		—
Ryan Goodwin	—	42,000	(4)	4.44	2/2/2028	—		—	—		—
	—	19,750	(5)	4.76	n/a	—		—	—		—
	—	—		—	—	5,714	(9)	36,398	—		—
	—	—		—	—	—		—	46,000	(6)	293,020
	—	—		—	—	—		—	46,700	(7)	297,479
Kevin McMurray	—	39,500	(4)	4.44	2/2/2028	—		—	—		—
	—	19,750	(5)	4.76	n/a	—		—	—		—
	—	—		—	—	30,000	(10)	191,100	—		—
Charles Wach	—	45,000	(4)	4.44	2/2/2028	—		—	—		—
	—	19,750	(5)	4.76	n/a	—		—	—		—
	—	—		—	—	2,000	(11)	12,740	—		—

(1)
Computed in accordance with SEC rules as the number of unvested RSAs multiplied by the closing market price of our common stock at the end of the 2018 fiscal year, which was $6.37 on June 29, 2018 (the last business day of the 2018 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the shares vest and the future performance of our common stock.

(2)
In the event of a change in control prior to the end of the applicable performance period, the performance period will be deemed to end on the effective date of the change in control and performance determined as of such date.

(3)
Computed in accordance with SEC rules as the number of unvested PRSUs multiplied by the closing market price of our common stock at the end of the 2018 fiscal year, which was $6.37 on June 29, 2018 (the last business day of the 2018 fiscal year). The actual value (if any) to be realized by the NEO depends on whether the performance milestones related thereto are achieved and the future performance of our common stock.

(4)
These options were granted on February 2, 2018. The shares subject to these options will vest over a three year period subject to the NEO’s continued service as follows: (1) one-third of the total number of shares awarded vest on January 1, 2019; (2) one-twelfth of the total number of shares awarded vest on the last day of each fiscal quarter thereafter.

(5)
These phantom units were granted on February 2, 2018. The phantom units will be settled in cash upon vesting in an amount equal to (i) the number of vested units multiplied by (ii) the positive difference (if any) between the value of the Company’s common stock at December 31, 2018 (determined based on the average of the closing prices of the Company’s common stock on the Nasdaq Stock Market for the 20 trading days ending on the day immediately preceding December 31, 2018) and $4.76, the closing price of the Company's common stock on the start date (December 29, 2017, the last business day of calendar year 2017). No expiration date is applicable to these phantom units as they will automatically vest and settle on or before March 15, 2019.

(6)
These PRSUs were granted under the 2010 LTIP on March 28, 2016. Vesting of the PRSUs is subject to continued service and the Company’s TSR during a three-year performance period commencing on January 1, 2016 and ending on December 31, 2018. Vesting of 50% of the PRSUs is based on the Company’s absolute TSR for the performance period as compared to a matrix of fixed numeric values, and the vesting of the other 50% of the PRSUs is based on a relative comparison of the Company’s TSR to the Vanguard Russell 2000 exchange traded fund TSR for the performance period. The number of PRSUs eligible to vest is 0% to 200% of the target in the case of Mr. Goodwin and 0% to 116.7% of the target in the case of Mr. Jensen. The number of PRSUs in the table reflects performance at the 100% target level.

(7)
These PRSUs were granted under the 2017 LTIP on March 28, 2017. Vesting of the PRSUs is subject to continued service and the Company’s TSR during a three-year performance period commencing on January 1, 2017 and ending on December 31, 2019. Vesting of 50% of the PRSUs is based on the Company’s absolute TSR for the performance period as compared to a matrix of fixed numeric values, and the vesting of the other 50% of the PRSUs is based on a relative comparison of the Company’s TSR to the Vanguard Russell 2000 exchange traded fund TSR for the performance period. The number of PRSUs eligible to vest is 0% to 200% of the target. The number of PRSUs in the table reflects performance at the 100% target level.

(8)
These shares of restricted stock were granted on March 28, 2017 and vest in three equal annual installments beginning on March 13, 2018 assuming Mr. Fife's continuous employment with the Company through each such date

(9)
These shares of restricted stock are part of a restricted stock grant that was granted on January 4, 2016 and vest in three equal annual installments beginning on October 19, 2016 assuming Mr. Goodwin's continuous employment with the Company through each such date

(10)
These shares of restricted stock were granted on November 16, 2017 and vest in three equal installments beginning on September 26, 2018 assuming Mr. McMurray's continuous employment with the Company through each such date.

(11)
These shares of restricted stock were granted on March 28, 2017 and vest in two equal annual installments beginning on March 13, 2018 assuming Mr. Wach's continuous employment with the Company through each such date.

2017 Long Term Incentive Plan
In December 2016, our board of directors adopted our 2017 Long-Term Incentive Plan, or 2017 LTIP. The 2017 LTIP replaced the 2010 Long Term Incentive Plan, or 2010 LTIP, for the grant of equity-based awards to our NEOs and other employees. The 2017 LTIP was approved by our stockholders in February 2017. The 2017 LTIP permits the discretionary award of incentive stock options, non-statutory stock options, restricted stock, stock units, stock appreciation rights and performance-based cash awards to eligible service providers.
The 2017 LTIP as initially adopted reserved a maximum of 1,125,000 shares to be issued thereunder. 650,000 shares were immediately available to be issued on February 16, 2017, following the approval of the plan by our stockholders. Up to an additional 475,000 shares may become available for issuance under the 2017 LTIP, which consist of shares available for grant under the 2010 LTIP that were not issued or subject to outstanding awards plus shares subject to awards previously granted under the 2010 LTIP if they expire or lapse unexercised or are subsequently forfeited to or repurchased by the Company. As of June 30, 2018, 432,689 shares (of the 475,000 shares) have become available for grant under the 2017 LTIP.

In February 2018, our stockholders approved an amendment to the 2017 LTIP to increase the number of shares available under the 2017 LTIP by 425,000 to 1,550,000. As of June 30, 2018, there were awards outstanding, net of awards expired, for an aggregate of 418,800 shares of our common stock under the 2017 LTIP.
In September 2018, our board of directors approved an amendment to the 2017 LTIP to increase the number of shares of our common stock that are available for issuance under the 2017 LTIP by 715,000 to 2,265,000.
2010 Long Term Incentive Plan
In 2010, we adopted our 2010 Long-Term Incentive Plan, or 2010 LTIP, which was approved by our stockholders in November 2010. The 2010 LTIP replaced the 2007 Long Term Incentive Plan for all equity-based awards granted to our NEOs and other employees. In September 2011, our board of directors approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 485,715 to 985,715. Our stockholders approved that amendment in January 2012.
In November 2014, our stockholders approved an amendment to the 2010 LTIP to increase the number of shares of our common stock that are available for issuance under the 2010 LTIP by 514,286 to 1,500,001.
Following the adoption of our 2017 LTIP, no further awards will be granted pursuant to the 2010 LTIP. As of June 30, 2018, there were awards outstanding, net of awards expired, under our 2010 LTIP for an aggregate of 383,175 shares of our common stock.
2007 Long Term Incentive Plan
We previously adopted and our stockholders approved the 2007 Long Term Incentive Plan, or the 2007 LTIP, effective November 21, 2006. A maximum of 1,428,572 shares of common stock could be issued under the 2007 LTIP in connection with the grant of awards. Awards to purchase common stock have been granted pursuant to the 2007 LTIP and are outstanding to various employees, officers, directors, members of our scientific advisory board and independent distributors at prices between $1.47 and $10.50 per share with respect to options to purchase common stock, vesting over one- to three-year periods. Awards expire in accordance with the terms of each award and the shares subject to the award are added back to the 2007 LTIP upon expiration of the award. As of June 30, 2018, there were awards outstanding, net of awards expired, for the purchase in aggregate of 205,672 shares of our common stock. As of June 30, 2018, there were 34,186 shares unallocated under the 2007 LTIP. This plan expired on November 21, 2016.
OPTION EXERCISES AND STOCK VESTED
The following table sets forth information concerning the common shares acquired by each of our NEOs upon the vesting of restricted stock awards during the fiscal year ended June 30, 2018. None of our NEOs exercised any stock options during the fiscal year ended June 30, 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Darren Jensen	142,858	691,433
Steven R. Fife	30,000	125,100
Ryan Goodwin	5,715	34,862
Kevin McMurray	—	—
Charles Wach	2,000	8,340

(1)	Value realized upon vesting of stock awards was determined by multiplying the number of shares of restricted stock that vested by the fair market value of our common stock on the vesting date.
PENSION BENEFITS
We do not maintain any defined benefit pension plans.
NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation plans.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As of June 30, 2018, all of our NEOs were eligible to receive contractually-provided severance benefits under the terms of their respective employment agreements or key executive benefit package agreements, as applicable. See “Employment and Severance Agreements,” below, for a description of the severance benefits our NEOs are eligible to receive.
Upon retirement or separation from service for reasons that do not trigger the contractually-provided severance benefits under the terms of their respective employment agreements or key executive benefit package agreements, as applicable, NEOs are entitled to certain accrued benefits and payments generally afforded other employees.
The table below provides estimates for compensation payable to each of our NEOs under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.
For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions were:

•	Executive’s rate of base salary as of June 30, 2018;

•	Cash severance as provided under the NEO’s employment agreement or key executive benefit package agreement, as applicable, in effect as of June 30, 2018;

•	Change in control occurring on June 30, 2018;

•	Termination of the NEO’s employment occurring on June 30, 2018; and

•	A price per share of $6.37, which was the closing price of our common stock on June 29, 2018, the final trading day of fiscal 2018.
Each of the columns in the table below show the total hypothetical payment estimate upon a specified event and the amounts in the columns should not be aggregated across the table.

	Involuntary Termination ($)(1)		Involuntary Termination within 12 months after a Change in Control ($)(2)
Darren Jensen
Base salary continuation	275,000		550,000
Acceleration of vesting of equity awards	—	(3)	291,460	(3)
Total	275,000		841,460
Steven R. Fife
Base salary continuation	165,000		165,000
Acceleration of vesting of equity awards	—		31,798
Total	165,000		196,798
Ryan Goodwin
Base salary continuation	175,000		175,000
Acceleration of vesting of equity awards	—	(3)	31,798	(3)
Total	175,000		206,798
Kevin McMurray
Base salary continuation	167,500		167,500
Acceleration of vesting of equity awards	—		31,798
Total	167,500		199,298
Charles Wach
Base salary continuation	160,000		160,000
Acceleration of vesting of equity awards	—		31,798
Total	160,000		191,798

(1)
For purposes of this table, an involuntary termination consists of our termination of their respective employment without cause or their resignation for good reason. See “Compensation Discussion and Analysis-Part III-Other Matters-

Employment Agreements” and “Compensation Discussion and Analysis-Part III-Other Matters-Severance or Change-in-Control Agreements,” above.

(2)
For purposes of this table, an involuntary termination within 12 months after a change in control consists of, with respect to Mr. Jensen, the termination of his employment without cause or his resignation for good reason. See “Compensation Discussion and Analysis-Part III-Other Matters-Employment Agreements” and “Compensation Discussion and Analysis-Part III-Other Matters-Severance or Change-in-Control Agreements,” above.

(3)
No value has been included for the 2016 PRSUs or 2017 PRSUs granted to Messrs. Jensen and Goodwin, which provide for a pro-rated portion of such PRSUs to remain eligible to vest if the executive is terminated without cause during the performance period, with the performance determined at the end of the performance period. Assuming both the performance period and termination without cause had occurred on June 30, 2018, no portion of the 2016 PRSUs or 2017 PRSUs would have been eligible to vest.

Employment and Severance Agreements
Darren Jensen
Pursuant to Mr. Jensen’s employment agreement, if we terminate Mr. Jensen's employment without “cause” or if he resigns for “good reason,” which includes customary triggers, he will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as Mr. Jensen executes and does not revoke the separation agreement, and he remains in full compliance with its terms, then in addition to his accrued pay, he will be entitled to payments equal in the aggregate to six (6) months of his then annualized base salary. The salary continuation payments referred to in the preceding sentence will be paid in substantially equal monthly installments over a 12 month period following the date of termination of employment.
Additionally, if, within 12 months after the occurrence of an event constituting a change in control, Mr. Jensen's employment terminates without cause or if Mr. Jensen resigns for good reason, then we will pay him severance payments equal to 12 months of his annual base salary, paid as described in the paragraph above, and unless otherwise provided in the applicable option agreement or award agreement, all restricted stock awards and other equity-based awards granted to Mr. Jensen will be entitled to receive full service-based vesting credit and deemed attainment at target of all performance-based vesting milestones as of the date of the change in control, the performance period with respect to all PRSUs shall be deemed to have ended as of the date of the change in control, and the performance over such shortened performance period shall be measured as of such date.
Other NEOs
The key executive benefit package agreements with Messrs. Fife, Goodwin, McMurray and Wach provide that their employment with us is at-will and either the NEO or the Company can terminate the NEO’s employment at any time and for any reason or for no reason, in each case subject to the terms and provisions of the key executive benefit package agreement. These agreements provided that, if we terminate their employment without cause, the NEO will be asked to execute and deliver to us a separation agreement that will provide, among other things, a release of all claims against us and a covenant not to sue us. So long as the NEO executes and does not revoke the separation agreement, and remains in full compliance with its terms, he will be entitled to payments equal in the aggregate to six months of his then annualized base salary. These severance payments will be paid in substantially equal monthly installments over the six month period following the date of termination of employment.
Pay Ratio
We are providing the following information about the relationship of the median annual total compensation of the Company’s employees and the annual total compensation of the Company’s CEO, pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.
For our fiscal year ended June 30, 2018:
•The median of the annual total compensation of all employees (other than our CEO) was $60,562; and

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table for fiscal 2018 and included elsewhere in this Proxy Statement, was $1,258,840.
Based on this information the ratio of the annual total compensation of Mr. Jensen to the median of the annual total compensation of our employees was 21:1. The Company believes this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify the median of the annual compensation of our employees, we reviewed the total fiscal year income, including company paid benefits, of our global employees as of June 30, 2018 for the period from July 1, 2017 through June 30, 2018. As of June 30, 2018, we had 220 employees, including 175 employees in in the United States, 30 in Japan, nine in Thailand, four in Hong Kong and two in the Netherlands. Once we identified our “median employee,” using the methodology described above, we determined that employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for purposes of calculating the required pay ratio. The median employee identified above is a help desk technician located in the United States.
The Company believes the methodology, assumptions and estimates described above to be reasonable given the specific employee population. Companies are permitted under SEC rules to exercise flexibility and discretion in determining the methodology used to comply with the requirements of this disclosure. As acknowledged by the SEC, this flexibility could reduce the comparability of disclosed pay ratios across companies. Therefore, the pay ratio may not necessarily be representative of or comparable to pay ratios disclosed by other companies in our industry or otherwise.
DIRECTOR COMPENSATION
Fiscal 2018
Each of our non-employee directors receives a monthly retainer for his service as a director as follows: $6,000 for the chairman of our board of directors, $5,500 for the chairs of our audit and compensation committees and $5,000 for all other non-employee directors.
In addition to the monthly cash retainer, our non-employee directors receive an annual compensation award for their service as a director. For non-employee directors who are re-elected to serve as directors, this annual compensation is for the service period that begins at the annual meeting of stockholders at which such director is re-elected and ends at the next annual meeting of stockholders. For non-employee directors who are newly elected or appointed as directors, this annual compensation is for the service period that begins on the date such director is first elected and ends on the one year anniversary of the non-employee director’s joining our board of directors.
Prior to the fiscal 2018 annual meeting of stockholders, this annual compensation was paid in the form of an equity award. However, with respect to the service period beginning on the fiscal 2018 annual meeting of stockholders and ending on our fiscal 2019 annual meeting of stockholders, in order to preserve shares available for grant under our 2017 Long-Term Incentive Plan, we modified our non-employee director compensation program to pay the annual compensation in cash instead of in the form of an equity award.
Accordingly, on the date of our fiscal 2018 annual meeting of stockholders, our non-employee directors who were re-elected to serve as directors at our fiscal 2017 annual meeting of stockholders (the “Re-election Date”) received equity awards for the service period beginning at our fiscal 2017 annual meeting of stockholders and ending on the date of our fiscal 2018 annual meeting of stockholders. These awards were fully vested upon grant and were for a number of shares of our common stock determined as follows: $75,000 divided by the “average stock price” and rounded down to the nearest whole share, with the “average stock price” calculated by averaging the closing prices of a share of our common stock on the last trading day of the calendar month (each, a “Month End”) for each Month End occurring between the Re-election Date and date of the fiscal 2018 annual meeting of stockholders.
Our non-employee directors who were first elected to our board of directors at our fiscal 2017 annual meeting of stockholders (the “First Election Date”) received equity awards on the one year anniversary of the First Election Date. These awards were fully vested upon grant and were for a number of shares of our common stock determined as follows: $150,000 divided by the “average stock price” and rounded down to the nearest whole share, with the “average stock price” calculated by averaging the closing prices of a share of our common stock on the last trading day of the month for each of the twelve months prior to the one year anniversary of the non-employee director joining our board.
For the service period beginning on the date of our fiscal 2018 annual meeting of stockholders and ending on the date of our 2019 Annual Meeting, each of our non-employee directors will receive immediately following the fiscal 2019 annual meeting compensation in the form of a cash payment in the amount of $75,000.
Our directors who are also our employees receive no additional compensation for their service on our board of directors.
Fiscal 2019
Beginning with our 2019 Annual Meeting, compensation for our non-employee directors will consist of (i) monthly retainers for Board service and for service as chairman of our board of directors and the chair of one of the standing Board committees in the amounts described above, and (ii) subject to our stockholders’ approving an increase in the number of shares of our common stock reserved for issuance under the 2017 Long-Term Incentive Plan (see Proposal 5 in this proxy statement), equity awards granted on an annual basis to continuing non-employee directors and granted to new non-employee directors, as described below.
We intend that each non-employee director will receive in connection with each annual meeting of our stockholders at which a non-employee director is re-elected (for example, on the date of the fiscal 2019 annual meeting of stockholders) or upon first joining our board of directors (the date of such re-election or the date a new non-employee first joins our board of directors, the “Election Date”) a restricted stock award for a number of shares equal to $75,000 divided by the Stock Price, where the “Stock Price” is equal to the average closing price of our common stock for each of the ten trading days ending the day before the Election Date. Subject to continued service, such restricted stock awards will vest in a single installment on the one-year anniversary of the grant date.
The table below summarizes the compensation we paid to our non-employee directors for fiscal 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		All Other Compensation	Total ($)
Michael A. Beindorff	62,500	70,849		—	133,349
Raymond B. Greer	60,000	141,698		—	201,698
Vinayak R. Hegde	60,000	141,698			201,698
Darwin K. Lewis	62,500	141,698			204,198
Garry Mauro	72,000	70,849		—	142,849
George E. Metzger	38,500	70,849	(2)	—	109,349
Richard Okumoto	38,500	—	(2) (3)	—	38,500
David Toole	35,000	70,849	(2)	—	105,849

(1)
These amounts represent the grant date fair value of restricted stock awards granted by the Company during the period presented (on February 2, 2018), determined in accordance with FASB ASC Topic 718. For the assumptions used in our valuations, see Note 8 of the notes to our consolidated financial statements for a discussion of all assumptions made by the Company in determining the grant date fair values of its equity awards.

(2)	Messrs. Metzger, Okumoto and Toole served as non-employee directors until the annual meeting of stockholders held in February 2018.

(3)	Mr. Okumoto declined his restricted stock award for the service period from the fiscal 2017 annual meeting of stockholders through the fiscal 2018 annual meeting of stockholders.
The table below summarizes the unexercised stock options, all of which are fully vested, held by our non-employee directors as of June 30, 2018:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)
Michael A. Beindorff	14,286	—	9.31
Garry Mauro	17,143	—	1.47
Garry Mauro	17,143	—	1.75
Garry Mauro	17,143	—	5.60
Garry Mauro	14,286	—	9.31
Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information as of June 30, 2018 with respect to all compensation plans under which shares of our common stock are authorized for issuance.

(a)	(b)		(c)		(d)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights and vesting of restricted stock units (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (b)) (#)
All equity compensation plans approved by security holders	1,359,219	(1)	5.86	(2)	625,117

Equity compensation plans not approved by security holders	—		—		—

(1)
Includes 729,419 shares of our common stock that can be issued upon the exercise of outstanding options and 629,800 shares of our common stock that can be issued upon vesting of restricted stock units.

(2)	Does not take into account restricted stock units, as those awards have no exercise price.
AUDIT RELATED MATTERS
Audit Committee Report
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. WSRP, LLC, our independent registered public accounting firm, is responsible for auditing our financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.
The audit committee has held discussions with management and the independent registered public accounting firm. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm. The audit committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") regarding the independent accountant's communications with the Audit Committee concerning independence and discussed the independence of our independent registered public accounting firm with the firm. In addition, the committee has discussed with our independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, including General Auditing Standards 1301, Communications with Audit Committees.
The audit committee has also considered whether the provision of non-audit services to our company is compatible with maintaining the independent registered public accounting firm's independence. The audit committee has concluded that the independent registered public accounting firm is independent of our company and our management. The audit committee has reviewed with our independent registered public accounting firm the overall scope and plans for its audit.
Relying on the foregoing reviews and discussions, the audit committee recommended to our board of directors the inclusion of the audited consolidated financial statements in our annual report on Form 10-K for the year ended June 30, 2018, and this Proxy Statement, for filing with the SEC.

The Audit Committee

Darwin K. Lewis, Chair
Michael Beindorff
Garry Mauro
The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates it by reference into such filing.
Principal Accountant Fees and Services
WSRP, LLC was engaged to perform audit services for the Company. Those services consisted of the audit of the consolidated financial statements of the Company and the effectiveness of the Company's internal control over financial reporting, and review of the quarterly financial statements.
BDO USA, LLP ("BDO") was engaged to perform audit services for the Company. Those services consisted of the audit of the Company's employee benefit plan.
EKS&H LLLP (“EKS&H”) was engaged to perform services for the Company related to the prior year revision of previously issued financial statements.
The following table presents fees for professional audit services rendered by WSRP, LLC for fiscal years ended June 30, 2018 and 2017:

WSRP, LLC	Fiscal year ended June 30,
	2018	2017
Audit Fees (1)	$212,429	$241,228
Audit-Related Fees	—	—
Tax Fees (2)	—	—
All Other Fees	—	—
	$212,429	$241,228

(1)	Audit Fees consist of fees billed for the audit of annual financial statements and internal control over financial reporting and the review of interim financial statements.

(2)	Tax Fees consisted of fees billed for professional services for tax compliance, tax advice and tax planning.
The following table presents fees for professional audit services rendered by BDO for fiscal years ended June 30, 2018 and 2017:

BDO USA, LLP	Fiscal year ended June 30,
	2018	2017
Audit Fees (1)	$—	$—
Audit-Related Fees (2)	16,775	15,994
Tax Fees	—	—
All Other Fees	—	—
	$16,775	$15,994

(1)	Audit Fees consist of fees billed for the review of interim financial statements.

(2)	Audit-Related Fees consist of fees billed for the audit of our employee benefit plan.
The following table presents fees for professional audit services rendered by EKS&H for fiscal years ended June 30, 2018 and 2017:

EKS&H LLP	Fiscal year ended June 30,
	2018	2017
Audit Fees (1)	$—	$27,085
Audit-Related Fees	—	—
Tax Fees (2)	—	2,000
All Other Fees	—	—
	$—	$29,085

(1)	Audit Fees consist of fees billed for the review of interim financial statements.

(2)	Tax Fees consisted of fees billed for professional services for tax compliance, tax advice and tax planning.
Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policies require pre-approval of all auditing and such non-auditing services as our independent registered public accounting firm is permitted to provide, subject to de minimus exceptions for services other than audit, review, or attest services that are approved by the audit committee prior to completion of the audit. All of the items identified under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved by the audit committee. Alternatively, the engagement of our independent registered public accounting firm may be entered into pursuant to pre-approved policies and procedures that our audit committee may establish, so long as these policies and procedures are detailed as to particular services and the audit committee is informed of each service. In making these determinations, the audit committee will consider whether the services provided are compatible with maintaining the independence of the independent registered public accounting firm. We are prohibited by applicable law from obtaining certain non-audit services from our independent registered public accounting firm and, in that event, we would obtain these non-audit services from other providers.

Our audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent registered public accounting firm and determined that it is consistent with such independence.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of June 30, 2018 by: (i) each director; (ii) each of our named executive officers; and (iii) all of our executive officers and directors as a group. As of June 30, 2018, other than those individuals listed on the chart below, no other individuals were known to us to own beneficially more than five percent of our common stock. The shares disclosed in this table are based upon information supplied to us by the foregoing parties and filings made by such parties with the SEC.
Except as otherwise noted, the address for each person listed below is c/o LifeVantage Corporation, 9785 South Monroe Street, Suite 400, Sandy, Utah 84070.
The percentages of beneficial ownership set forth below are based on 14,106,290 shares of our common stock issued and outstanding as of June 30, 2018.

Name of Beneficial Owner (1)	Number of Shares		Percent of Class
Directors and Named Executive Officers
Michael A. Beindorff	70,935	(2)	*
Raymond B. Greer	31,914	(3)	*
Vinayak R. Hegde	31,914	(4)	*
Darwin K. Lewis	35,414	(5)	*
Garry P. Mauro	154,598	(6)	*
Darren J. Jensen	109,500	(7)	*
Steven R. Fife	76,773	(8)	*
Ryan Goodwin	14,779	(9)	*
Kevin McMurray	30,000	(10)	*
Charles Wach	4,000	(11)	*
All executive officers and directors (10 persons)	559,827	(12)	3.87%
* Less than one percent.

(1)
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person's ownership percentage, but not for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated in these footnotes and subject to community property laws where applicable, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
Includes 54,822 shares held directly by Mr. Beindorff, 1,501 shares owned by Mr. Beindorff's spouse which he is deemed to beneficially own, and 326 shares owned by Mr. Beindorff's spouse in a custodial account for their minor children, which Mr. Beindorff is deemed to beneficially own. Also includes the following shares which Mr. Beindorff has the right to acquire or will have the right to acquire within 60 days of August 31, 2017 upon the exercise of options: 14,286 shares at an exercise price of $9.31 per share.

(3)	Includes 31,914 shares held directly by Mr. Greer.

(4)	Includes 31,914 shares held directly by Mr. Hegde.

(5)	Includes 35,414 shares held directly by Mr. Lewis.

(6)
Includes 87,964 shares directly owned by Mr. Mauro, 225 shares owned by Mr. Mauro's spouse which he is deemed to beneficially own, and 694 shares owned by Mr. Mauro in a custodial account for his minor children, which he is deemed to beneficially own. Also includes the following shares which Mr. Mauro has the right to acquire or will have the right to acquire within 60 days of June 30, 2018 upon the exercise of options: 17,143 shares at an exercise price of $1.47 per share, 17,143 shares at an exercise price of $1.75 per share, 17,143 shares at an exercise price of $5.60 per share and 14,286 shares at an exercise price of $9.31 per share.

(7)	Consists of 109,500 shares directly owned by Mr. Jensen.

(8)	Consists of 16,773 shares directly owned by Mr. Fife and 60,000 shares held pursuant to a Restricted Stock Award.

(9)	Includes 9,065 shares directly owned by Mr. Goodwin and 5,714 shares held pursuant to a Restricted Stock Award.

(10)	Consists of 30,000 shares held pursuant to a Restricted Stock Award.

(11)	Consists of 2,000 shares directly owned by Mr. Wach and 2,000 shares held pursuant to a Restricted Stock Award.

(12)
Consists of 479,826 shares directly owned by our executive officers and directors as a group and 80,001 shares which our executive officers and directors as a group have the right to acquire or will have the right to acquire within 60 days of June 30, 2018.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions Policies and Procedures
Related-party transactions have the potential to create actual or perceived conflicts of interest between our company and our directors and executive officers or their immediate family members. Under its charter, our audit committee is charged with the responsibility of reviewing and approving all related-party transactions. To assist in identifying such transactions, we distributed questionnaires to each of our directors and officers. Although we do not have a formal policy with regard to approving related-party transactions, our audit committee may consider the following factors when deciding whether to approve a related-party transaction: the nature of the related party's interest in the transaction; the material terms of the transaction, including, without limitation, the amount and type of the transaction; the importance of the transaction to the related party; whether the transaction would impair the judgment of a director or executive officer to act in our best interests; and any other matters deemed appropriate by our audit committee.
Certain Related-Party Transactions
Since the beginning of the last fiscal year, other than as described below, there has not been any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.
During the 2018 and 2017 fiscal years, the Company paid $3.0 million and $0.4 million, respectively, to Gig Economy Group ("GEG") for outsourced software application development services, pursuant to an agreement entered into between the Company and GEG. David Toole, who served as a member of the Company's board of directors until February 2, 2018, is a majority owner and an officer of GEG.
Director Independence
NASDAQ Stock Market Rules, or NASDAQ Rules, require that a majority of the members of our board of directors qualify as "independent," as affirmatively determined by our board of directors. Our board of directors has determined that each of Messrs. Beindorff, Greer, Hegde, Lewis and Mauro is an “independent director” under NASDAQ Rules.
CODE OF ETHICS
We have adopted the LifeVantage Corporation Code of Business Conduct and Ethics which applies to all our executive officers, employees and members of our board of directors. Our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; (3) compliance with applicable governmental laws, rules and regulations; (4) the prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and (5) accountability for adherence to the code. A copy of our Code of Business Conduct and Code of Ethics is available on our website at https://lifevantage.gcs-web.com/corporate-governance. In the event that an amendment to, or a waiver from, a provision of our Code of Business and Ethics that applies to any of our directors or executive officers is necessary, we intend to post such information on our website. Our website does not constitute part of this proxy statement.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to report their ownership of our common stock and any changes in that ownership to the SEC. The SEC has established specific due dates for these reports, and we are required to report in this proxy statement any failure to file by the specific due dates. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2018, we believe that all such reports were filed on a timely basis.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company delivers a single copy of the notice and, if applicable, this proxy statement and annual report to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the Company’s printing and mailing costs, and the environmental impact of its annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate Notices and proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the proxy materials or to request delivery of a single copy if a stockholder is receiving multiple copies of the proxy materials, stockholders may write or call the Company at the following:
LifeVantage Corporation
Attn: Investor Relations
9785 South Monroe Street, Suite 400
Sandy, Utah 84070
(801) 432-9000
Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.
ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for our fiscal year ended June 30, 2018, which was filed with the SEC on August 15, 2018, will be made available to stockholders without charge upon written request to LifeVantage Corporation, Attn: Investor Relations, 9785 South Monroe Street, Suite 400, Sandy, Utah 84070.
OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
September 28, 2018	/s/ Darren Jensen
Darren Jensen
President and CEO

ANNEX A
LIFEVANTAGE CORPORATION
2019 EMPLOYEE STOCK PURCHASE PLAN
(As Adopted Effective on ______ __, 2018)

SECTION 1.	PURPOSE OF THE PLAN
The Board adopted the Plan on September 20, 2018, and it became effective upon its approval by the Company’s stockholders on November __, 2018. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions or other approved contributions.

SECTION 2.	ADMINISTRATION OF THE PLAN
(a)General. The Plan may be administered by the Board or one or more Committees. Each Committee shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Stock is traded, and shall have the authority and be responsible for such functions as have been assigned to it.
(b)Powers of the Administrator. Subject to the terms of the Plan, and in the case of a Committee, subject to the specific duties delegated to the Committee, the Administrator shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Administrator may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan.
(c)Effects of Administrator’s Decisions. The Administrator’s decisions, determinations and interpretations shall be final and binding on all interested parties.
(d)Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware (except its choice of law provisions).

SECTION 3.	STOCK OFFERED UNDER THE PLAN
(a)Authorized Shares. The number of shares of Stock available for purchase under the Plan shall be 400,000 shares of the Company’s Stock (subject to adjustment pursuant to Subsection (b) below). Shares of Stock issued pursuant to the Plan may be authorized but unissued shares or treasury shares.
(b)Anti-Dilution Adjustments. In the event that any dividend or other distribution (whether in the form of cash, stock or other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Stock or other securities of the Company, or other similar change in the corporate structure of the Company affecting the Stock and effected without receipt or payment of consideration by the Company occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, there will be a proportionate adjustment of the number and class of Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares and class of Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 3(a) and 9(c).
(c)Reorganizations. In the event of a Corporate Reorganization, the outstanding rights to purchase Stock under any Offering Period then in progress may be continued, assumed or substituted by the surviving entity or its parent. If such acquirer refuses to continue, assume or substitute for any such Offering Period, then a new Purchase Date shall be set prior to the effective time of the Corporate Reorganization, the Participants’ accumulated contributions will be applied to purchase Stock on such date, and any such Offering Periods shall terminate immediately after such purchase. In the event a new Purchase Date is set under this Section 3(c), Participants will be given notice of the new Purchase Date. The Plan shall in no event be construed to restrict in any way the Company’s right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 4.	ENROLLMENT AND PARTICIPATION
(a)Offering Periods and Purchase Periods

(i)
Base Offering Periods. The Committee may establish Offering Periods of such frequency and duration as it may from time to time determine as appropriate (the “Base Offering Periods”); provided that a Base Offering Period shall in no event be longer than 27 months (or such other period as may be imposed under applicable tax law). The Base Offering Periods are intended to qualify under Code Section 423. Unless changed by the Committee, the Plan shall operate such that two Base Offering Periods, each of six months’ duration and each including a single six-month Purchase Period, will commence at such time and under such conditions as the Committee may determine.

(ii)
Additional Offering Periods. At the discretion of the Administrator, additional Offering Periods (the “Additional Offering Periods”) may be conducted under the Plan including, if necessary or advisable in the sole discretion of the Administrator, under a separate sub-plan or sub-plans, permitting grants to Eligible Employees of certain Participating Companies (each, a “Sub-Plan”). Such Additional Offering Periods may be designed to achieve desired tax objectives in particular locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions and will not be intended to qualify under Code Section 423. Additional Offering Periods may run concurrent to the Base Offering Periods. Alternatively, the Administrator may determine a different commencement and duration of an Additional Offering Period, and Additional Offering Periods may be consecutive or overlapping. The other terms and conditions of each Additional Offering Period shall be those set forth in this Plan document or in terms and conditions approved by the Administrator with respect to such Additional Offering Period (whether or not set forth in a written Sub-Plan), with such changes or additional features as the Administrator determines. Each Additional Offering Period (whether or not set forth in a written Sub-Plan) shall be considered a separate plan from the Plan (the “Statutory Plan”). The total number of Shares authorized to be issued under the Plan as provided in Section 3 above applies in the aggregate to the Statutory Plan and any Additional Offering Period. Unless otherwise superseded by the terms and conditions approved by the Administrator with respect to an Additional Offering Period, the provisions of this Plan document shall govern the operation of any offering conducted hereunder.

(iii)	Separate Offerings. Each Base Offering Period and each Additional Offering Period conducted under the Plan is intended to constitute a separate “offering” for purposes of Code Section 423.

(iv)
Equal Rights and Privileges. To the extent an Offering Period is intended to qualify under Code Section 423, all participants in such Offering Period shall have the same rights and privileges with respect to their participation in such Offering Period in accordance with Code Section 423 and the regulations thereunder except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5).

(b)Enrollment. In the case of any individual who qualifies as an Eligible Employee on the first day of any Offering Period, he or she may elect to become a Participant on such day by filing the prescribed enrollment form with the Company. The enrollment form shall be filed in the prescribed manner during the applicable Enrollment Period for such Offering Period.
(c)Duration of Participation. Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she:

(i)	Reaches the end of the Offering Period or Purchase Period, as applicable, in which his or her employee contributions were discontinued under Section 5(c) or 9(b);

(ii)	Withdraws from the Plan under Section 6(a); or

(iii)	Ceases to be an Eligible Employee.
A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation as described therein. In all other cases, a former Participant may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (b) above.
(d)Applicable Offering Period. For purposes of calculating the Purchase Price under Section 8(b), the applicable Offering Period shall be determined as follows:

(i)
Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period, (B) the end of his or her participation under Subsection (d) above, or (C) re-enrollment for a subsequent Offering Period under Paragraph (ii) or (iii) below.

(ii)
Any other provision of the Plan notwithstanding, the Administrator (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be re-enrolled for such new Offering Period.

(iii)
When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5. EMPLOYEE CONTRIBUTIONS
(a)Commencement of Payroll Deductions. A Participant may purchase shares of Stock under the Plan by means of payroll deductions or (if so approved by the Administrator with respect to all Participants in an Offering Period) other approved contributions in form and substance satisfactory to the Administrator. Payroll deductions or other approved contributions shall commence as soon as reasonably practicable after the Company has received the prescribed enrollment form. In jurisdictions where payroll deductions are not permitted under local law, Participants may purchase shares of Stock by making contributions in the form that is acceptable and approved by the Administrator.
(b)Amount of Payroll Deductions. An Eligible Employee shall designate on the prescribed enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee’s Compensation, but not less than 1% nor more than ___%.
(c)Reducing Withholding Rate or Discontinuing Payroll Deductions. If a Participant wishes to reduce his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company during the applicable Enrollment Period. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate may be 0% or any whole percentage of the Participant’s Compensation, but not more than his or her old withholding rate. No Participant shall make more than one election under this Subsection (c) during any Purchase Period. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).)
(d)Increasing Withholding Rate. If a Participant wishes to increase his or her rate of payroll withholding, such Participant may do so by filing a new enrollment form with the Company during the applicable Enrollment Period. The new withholding rate may be effective on the first day of the next-upcoming Offering Period in which the Participant participates. The new withholding rate may be any whole percentage of the Participant’s Compensation, but not less than 1% nor more than ___%. An increase in a Participant’s rate of payroll withholding may not take effect during an Offering Period.

SECTION 6.	WITHDRAWAL FROM THE PLAN
(a)Withdrawal. A Participant may elect to withdraw from the Plan (or, if applicable, from an Offering Period) by filing the prescribed form with the Company in the prescribed manner at least fifteen (15) calendar days prior to a Purchase Date (or such other time as is specified by the Administrator). As soon as reasonably practicable thereafter, payroll deductions or other approved contributions shall cease and the entire amount credited to the Participant’s Plan Account with respect to such Offering Period shall be refunded to him or her in cash, without interest (except as otherwise required by the laws of the local jurisdiction). No partial withdrawals from an Offering Period shall be permitted.
(b)Re-Enrollment After Withdrawal. A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(b) during an Enrollment Period. Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7.	CHANGE IN EMPLOYMENT STATUS
(a)Termination of Employment. Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a).
(b)Transfers of Employment. If a Participant transfers employment from a Participating Company that is participating in a Base Offering Period to a Participating Company that is participating in an Additional Offering Period, he or she will immediately cease to participate in the Base Offering Period as applicable; however, such Participant’s Plan Account will be transferred to the Additional Offering Period, and such Participant will immediately join such Additional Offering Period on the terms and conditions applicable to such Additional Offering Period, except for any modifications required by applicable law. If a Participant transfers employment from a Participating Company that is participating in an Additional Offering Period to a Participating Company that is participating in a Base Offering Period, he or she will continue to participate in the Additional Offering Period until the earlier of (i) the end of such Additional Offering Period, or (ii) the commencement of the first Base Offering Period in which he or she is eligible. If a Participant transfers employment from a Participating Company to a Related Corporation that is not a Participating Company, he or she shall be deemed to have withdrawn from the Plan pursuant to Section 6(a).
(c)Leave of Absence. For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate on the first day following three months after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.
(d)Death. In the event of the Participant’s death, the amount credited to his or her Plan Account shall be paid in cash, without interest (unless otherwise required by the laws of the local jurisdiction), to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant’s estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant’s death.

SECTION 8.	PLAN ACCOUNTS AND PURCHASE OF SHARES
(a)Plan Accounts. The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant’s Compensation under the Plan, such amount shall be credited to the Participant’s Plan Account. Unless otherwise required by the laws of the local jurisdiction, (i) amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company’s general assets and applied to general corporate purposes, and (ii) no interest shall be credited to Plan Accounts.
(b)Purchase Price. The Purchase Price for each share of Stock purchased on a Purchase Date shall be the lower of:

(i)	85% of the Fair Market Value of such share on the first trading day of such Offering Period; or

(ii)	85% of the Fair Market Value of such share on the Purchase Date.
(c)Number of Shares Purchased. On each Purchase Date, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Offering Period in accordance with Section 6(a). The amount then in the Participant’s Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant’s Plan Account. The foregoing number of shares of Stock purchasable by a Participant are subject to the limitations set forth in Subsection (d) below and in Section 9. The Administrator may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.
(d)Available Shares Insufficient. In the event that the aggregate number of shares that all Participants elect to purchase with respect to a particular Purchase Period exceeds (i) the number of shares of Stock that were available under Section 3 above for sale under the Plan on the first day of the applicable Offering Period, or (ii) the number of shares that were available under Section 3 above for sale under the Plan on the applicable Purchase Date, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase. The Company may make a pro rata allocation of the shares available on the first day of an applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such date. In the event of a pro-rata allocation under this Section (d), the Administrator may determine in its discretion to continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 14.
(e)Issuance of Stock. The shares of Stock purchased by a Participant under the Plan may be registered in the name of such Participant, or jointly in the name of such Participant and his or her spouse as joint tenants with the right of survivorship or as community property (with or without the right of survivorship). The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. (The two preceding sentences shall apply whether or not the Participant is required to pay income tax in the United States.)
(f)Tax Withholding. To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations, if any, are satisfied.
(g)Unused Cash Balances. Subject to the final sentence of Section 8(c), any amount remaining in the Participant’s Plan Account at the end of a Purchase Period solely by reason of the inability to purchase a fractional share will be carried over to the next Purchase Period. Any balance remaining in a Participant’s Plan Account for any other reason will be promptly refunded to the Participant in cash, without interest (except as otherwise required by the laws of the local jurisdiction).
(h)Stockholder Approval. Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company’s stockholders have approved the adoption of the Plan.

SECTION 9.	PLAN LIMITATIONS
(a)Five Percent Limit. Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if, immediately after such right is granted, such Participant would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Related Corporation, applying the stock attribution rules of Code Section 424(d), and including any stock in which the Participant may purchase under outstanding options as stock owned by such Participant. LFVN will want to determine if this limitation excludes any employees from participating in the Plan.
(b)Dollar Limit. As specified by Code Section 423(b)(8), no Participant shall be entitled to accrue rights to purchase Stock pursuant to any such rights outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Stock accrued under any other right to purchase Stock under the Plan, and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Related Corporation, would otherwise permit such Participant to purchase more than $25,000 worth of Stock of the Company or any Related Corporation (determined on the basis of the Fair Market Value per share on the date such rights are granted, and which, with respect to the Plan, will be determined as of the beginning of the respective Offering Period) for each calendar year such rights are at any time outstanding.
If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the next Purchase Period with a scheduled Purchase Date in the next calendar year, provided that he or she is an Eligible Employee at the beginning of such Purchase Period.
(c)Purchase Period Share Purchase Limit. Any other provision of the Plan notwithstanding, no Participant shall purchase more than ___ shares of Stock with respect to any Purchase Period; provided that the Administrator may, for future Offering Periods, increase or decrease in its absolute discretion, the maximum number of shares of Stock that a Participant may purchase during each Purchase Period.

SECTION 10.	RIGHTS NOT TRANSFERABLE
The rights of any Participant under the Plan, or any Participant’s interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11.	NO RIGHTS AS AN EMPLOYEE
Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12.	NO RIGHTS AS A STOCKHOLDER
A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the applicable Purchase Date.

SECTION 13.	SECURITIES LAW REQUIREMENTS
Shares of Stock shall not be issued, and the Company shall have no liability for failure to issue shares of Stock, under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

SECTION 14.	AMENDMENT OR DISCONTINUANCE
(a)General Rule. The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Stock on the next Purchase Date, or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 3(c)). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Stock will be returned to the Participants (without interest thereon, except as otherwise required by the laws of the local jurisdiction) as soon as administratively practicable.
(b)Administrator’s Discretion. Without stockholder consent and without limiting Subsection (a) above, the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, amend any outstanding purchase rights or clarify any ambiguities regarding the terms of any Offering Period to enable the purchase rights to qualify under and/or comply with Section 423 of the Code, and establish such other limitations or procedures as it determines in its sole discretion advisable which are consistent with the Plan. The actions of the Board and the Committee pursuant to this paragraph will not be considered to alter or impair the purchase rights granted under an Offering Period as they are to be deemed part of the initial terms of such Offering Period and purchase rights.
(c)Accounting Considerations. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)
Amending the Plan to conform with the safe harbor definition under Financial Accounting Standards Board Accounting Standards Codification Topic 718, including with respect to an Offering Period underway at the time;

(ii)	Altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(iii)
Shortening any Offering Period (and any Purchase Periods encompassed by such Offering Period) by setting a new Purchase Date, including with respect to an Offering Period underway at the time of the Administrator’s action;

(iv)	Reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v)	Reducing the maximum number of shares of Stock a Participant may purchase during any Purchase Period.
Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants. The actions of the Board and the Committee pursuant to this paragraph will not be considered to alter or impair the purchase rights granted under an Offering Period as they are to be deemed part of the initial terms of such Offering Period and purchase rights.
(d)Stockholder Approval. Except as provided in Section 3, any increase in the aggregate number of shares of Stock that may be issued under the Plan shall be subject to the approval of the Company’s stockholders. In addition, any other amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required under Section 14(e) or by any applicable law or regulation.
(e)Plan Termination. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (i) the Plan is extended by the Board and (ii) the extension is approved within 12 months by a vote of the stockholders of the Company.

SECTION 15.	DEFINITIONS
(a)“Administrator” means the Board or any Committee administering the Plan in accordance with Section 2.
(b)“Board” means the Board of Directors of the Company, as constituted from time to time.
(c)“Code” means the Internal Revenue Code of 1986, as amended.
(d)“Committee” means a committee of one or more members of the Board, or of other individuals satisfying applicable laws, appointed by the Board to administer the Plan.
(e)“Company” means LifeVantage Corporation, a Delaware corporation.
(f)“Compensation” means, unless otherwise determined by the Administrator in its discretion, all cash compensation paid to a Participant by a Participating Company, excluding all non-cash compensation, including allowances or reimbursements, such as moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to equity compensation awards of the Company, and similar items. The Administrator shall determine whether a particular item is included in Compensation.
(g)“Corporate Reorganization” means:

(i)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

(ii)	The sale, transfer or other disposition of all or substantially all of the Company’s assets or the complete liquidation or dissolution of the Company.
(h)“Eligible Employee” means, unless otherwise determined by the Administrator prior to the commencement of an Offering Period, a common law employee of a Participating Company who is employed to work more than 20 hours per week. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her.
(i)“Enrollment Period” means a period prior to the start of an Offering Period during which Eligible Employees must submit the required enrollment forms to participate in such Offering Period, which period shall end at least 10 business days (or such other date as may be specified in advance by the Administrator) prior to the start of the Offering Period.
(j)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k)“Fair Market Value” means the price at which Stock was last sold in the principal U.S. market for the Stock on the applicable date or, if the applicable date was not a trading day, on the last trading day prior to the applicable date. If Stock is no longer traded on a public U.S. securities market, the Fair Market Value shall be determined by the Administrator in good faith on such basis as it deems appropriate. The Administrator’s determination shall be conclusive and binding on all persons.
(l)“Offering Period” means any period, including as the context requires Base Offering Periods and Additional Offering Periods, with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).
(m)“Participant” means an Eligible Employee who participates in the Plan or any Sub-Plan, as provided in Section 4.
(n)“Participating Company” means (i) the Company and (ii) each present or future Subsidiary designated by the Administrator as a Participating Company.
(o)“Plan” means this LifeVantage Corporation 2019 Employee Stock Purchase Plan, as it may be amended from time to time.
(p)“Plan Account” means the account established for each Participant pursuant to Section 8(a).
(q)“Purchase Date” means the last trading day of a Purchase Period.
(r)“Purchase Period” means a period within an Offering Period (which for an Offering Period with only a single Purchase Period would be coterminous with the Offering Period) during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 4(a).
(s)“Purchase Price” means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).
(t)“Related Corporation” means any “parent corporation” of the Company as defined in Code Section 424(e) or any Subsidiary.
(u)“Stock” means the common stock of the Company.
(v)“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

ANNEX B
LIFEVANTAGE CORPORATION
2017 LONG-TERM INCENTIVE PLAN
(Adopted on December 6, 2016,
Effective on February 16, 2017 and
Amended on November 16, 2017, January 19, 2018 and September __, 2018)

SECTION 1. INTRODUCTION
The Board adopted the LifeVantage Corporation 2017 Long-Term Incentive Plan on the Adoption Date conditioned upon and subject to obtaining Company stockholder approval. Stockholder approval for the Plan was obtained on February 16, 2017. The Board amended the Plan on November 16, 2017 and January 19, 2018, pursuant to which 425,000 Shares in the aggregate were added to the reserve under the Plan, such that the maximum aggregate number of Shares that may be issued under the Plan (and pursuant to the exercise of Incentive Stock Options) shall be 1,550,000 Shares (the “2017/2018 Amendment”). The 2017/2018 Amendment was approved by the Company’s stockholders on February 2, 2018. On September 20, 2018, the Board further amended the Plan to add 715,000 Shares to the reserve under the Plan and increase the maximum aggregate number of Shares that may be issued under the Plan (and pursuant to the exercise of Incentive Stock Options) from 1,550,000 Shares to 2,265,000 (the “September 2018 Amendment”). The September 2018 Amendment is conditioned upon and subject to obtaining Company stockholder approval in accordance with Section 15(a).
The purposes of the Plan are to (i) attract and retain the services of persons eligible to participate in the Plan; (ii) motivate Selected Employees, by means of appropriate equity and performance based incentives, to achieve long-term performance goals; (iii) provide equity and performance based incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further align Participants' interests with those of the Company's other stockholders and thereby promote the financial interests of the Company and its affiliates and enhancement of stockholder return.
The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Restricted Stock Grants, Stock Units and/or Cash Awards, as well as any other form of equity award consistent with the terms of the Plan.
Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Award Agreement.
SECTION 2. DEFINITIONS
(a)    “Adoption Date” means December 6, 2016.
(b)    “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity. For purposes of determining an individual’s “Service,” this definition shall include any entity other than a Subsidiary, if the Company, a Parent and/or one or more Subsidiaries own not less than 50% of such entity.
(c)    “Award” means any award, under this Plan, to a Selected Employee of an Option, SAR, Restricted Stock Grant, Stock Unit or to a Covered Employee of any Cash Award.
(d)    “Award Agreement” means a Stock Option Agreement, a SAR Agreement, a Restricted Stock Grant Agreement, a Stock Unit Agreement or such other agreement evidencing an Award granted under the Plan.
(e)    “Board” means the Board of Directors of the Company, as constituted from time to time.
(f)    “Cash Award” means an award of a bonus opportunity, under this Plan, to a Covered Employee that (i) is payable in cash, (ii) is not an Option, SAR, Restricted Stock Grant or Stock Unit, (iii) is paid based on achievement of Performance Goal(s) and (iv) may be intended to qualify as performance-based compensation under Code Section 162(m).
(g)    “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law and in accordance with any procedures established by the Committee, an arrangement whereby payment of some or all of the aggregate Exercise Price may be made all or in part by delivery of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company. Cashless Exercise may also be utilized to satisfy an Option's tax withholding obligations as provided in Section 14(b).
(h)    “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Cause),

(i) dishonesty or fraud, (ii) serious willful misconduct, (iii) unauthorized use or disclosure of confidential information or trade secrets, (iv) conviction or confession of a felony, or (v) any other act or omission by a Participant that, in the opinion of the Company, could reasonably be expected to adversely affect the Company’s or a Subsidiary’s or an Affiliate’s business, financial condition, prospects and/or reputation. In each of the foregoing subclauses (i) through (v), whether or not a “Cause” event has occurred will be determined by the Company’s chief human resources officer or other person performing that function or, in the case of Participants who are Directors or Officers or Section 16 Persons, the Board, each of whose determination shall be final, conclusive and binding. A Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.
(i)    “Change in Control” means, except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Change in Control), the occurrence of any one or more of the following: (i) any merger, consolidation or business combination in which the stockholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity, (ii) the sale of all or substantially all of the Company's assets, (iii) the acquisition of beneficial ownership or control of (including, without limitation, power to vote) a majority of the outstanding Shares by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act), (iv) the dissolution or liquidation of the Company, or (v) a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transactions. In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for a deferral of compensation and is subject to Code Section 409A, then notwithstanding anything to the contrary in the Plan or applicable Award Agreement the transaction with respect to such Award must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
(j)    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.
(k)    “Committee” means a committee described in Section 3.
(l)    “Common Stock” means the Company’s common stock, $0.001 par value per Share, and any other securities into which such shares are changed, for which such shares are exchanged or which may be issued in respect thereof.
(m)    “Company” means LifeVantage Corporation, a Colorado corporation.
(n)    “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee, Director or Non-Employee Director and who qualifies as a consultant or adviser under Instruction A.1.(a)(1) of Form S-8 under the Securities Act.
(o)    “Covered Employees” means those individuals whose compensation is subject to the deduction limitations of Code Section 162(m).
(p)    “Director” means a member of the Board who is also an Employee.
(q)    “Disability” means, except as may otherwise be provided in a Participant’s employment agreement or applicable Award Agreement (and in such case the employment agreement or Award Agreement shall govern as to the definition of Disability), that the Participant is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
(r)    “Employee” means any individual who is a common-law employee of the Company, or of a Parent, or of a Subsidiary or of an Affiliate.
(s)    “Equity Award” means any Award other than a Cash Award.
(t)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)    “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable to a Participant upon exercise of such SAR.
(v)    “Fair Market Value” means the market price of a Share, determined by the Committee as follows:
(i)    If the Shares are traded on a stock exchange (such as the New York Stock Exchange, NYSE MKT, the NASDAQ Global Market or NASDAQ Capital Market) at the time of determination, then the Fair Market Value shall be equal to the regular session closing price for such stock as reported by such exchange (or the exchange or market with the greatest volume of trading in the Shares) on the date of determination, or if there are no sales on such date, on the last date preceding such date on which a closing price was reported;
(ii)    If the Shares are traded on the OTC Bulletin Board at the time of determination, then the Fair Market Value shall be equal to the last-sale price reported by the OTC Bulletin Board for such date, or if there are no sales on such date, on the last date preceding such date on which a sale was reported; and
(iii)    If neither of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith using a reasonable application of a reasonable valuation method as the Committee deems appropriate.
Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported by the applicable exchange or the OTC Bulletin Board, as applicable, or a nationally recognized publisher of stock prices or quotations (including an electronic on-line publication). Such determination shall be conclusive and binding on all persons.
(w)    “Fiscal Year” means the Company’s fiscal year.
(x)    “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.
(y)    “Net Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, an arrangement pursuant to which the number of Shares issued to the Optionee in connection with the Optionee’s exercise of the Option will be reduced by the Company’s retention of a portion of such Shares. Upon such a net exercise of an Option, the Optionee will receive a net number of Shares that is equal to (i) the number of Shares as to which the Option is being exercised minus (ii) the quotient (rounded down to the nearest whole number) of the aggregate Exercise Price of the Shares being exercised divided by the Fair Market Value of a Share on the Option exercise date. The number of Shares covered by clause (ii) will be retained by the Company and not delivered to the Optionee. No fractional Shares will be created as a result of a Net Exercise and the Optionee must contemporaneously pay for any portion of the aggregate Exercise Price that is not covered by the Shares retained by the Company under clause (ii). The number of Shares delivered to the Optionee may be further reduced if Net Exercise is utilized under Section 14(b) to satisfy applicable tax withholding obligations.
(z)    “Non-Employee Director” means a member of the Board who is not an Employee.
(aa)    “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.
(bb)    “Officer” means an individual who is an officer of the Company within the meaning of Rule 16a-1(f) of the Exchange Act.
(cc)    “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase a specified number of Shares, at such times and applying a specified Exercise Price, as provided in the applicable Stock Option Agreement.
(dd)    “Optionee” means an individual, estate or other entity that holds an Option.
(ee)    “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Adoption Date shall be considered a Parent commencing as of such date.
(ff)    “Participant” means an individual or estate or other entity that holds an Award.
(gg)    “Performance Goals” means one or more objective performance targets established for a Participant which may be described in terms of Company-wide objectives and/or objectives that are related to the performance of the individual Participant or a Parent, Subsidiary, Affiliate, division, department or function within the Company or entity in which the Participant is employed, and such targets may be applied either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. Any Performance Goals that are included in an Award in order to make such Award qualify as performance-based compensation under Code Section 162(m) shall be limited to one or more of the following target objectives: (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization, or EBITDA; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales or revenue, including with respect to a particular product, business line, geography or market; (vii) expenses; (viii) cost of goods sold; (ix) profit/loss or profit margin; (x) working capital; (xi) return on equity or assets or investment; (xii) earnings per share; (xiii) economic value added, or EVA; (xiv) stock price including without limitation total stockholder return; (xv) price/earnings ratio; (xvi) debt or debt-to-equity; (xvii) accounts receivable; (xviii) writeoffs; (xix) cash; (xx) assets; (xxi) liquidity; (xxii) operations; (xxiii) research or related milestones; (xxiv) business development; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) information technology; (xxix) financings; (xxx) product quality control; (xxxi) management; (xxxii) human resources; (xxxiii) corporate governance; (xxxiv) compliance program; (xxxv) legal matters; (xxxvi) internal controls; (xxxvii) policies and procedures; (xxxviii) accounting and reporting; (xxxix) strategic alliances, licensing and partnering; (xl) site, plant or building development; (xli) corporate transactions including without limitation mergers, acquisitions, divestitures and/or joint ventures; (xlii) customer satisfaction; (xliii) capital expenditures and/or (xliv) Company advancement milestones. Awards issued to individuals who are not Covered Employees (or which are not intended to qualify as performance-based compensation under Code Section 162(m)) may take into account other (or no) factors.
(hh)    “Performance Period” means any period of time as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.
(ii)    “Plan” means this LifeVantage Corporation 2016 Long-Term Incentive Plan as it may be amended from time to time.
(jj)    “Prior Equity Compensation Plans” means the Company’s 2010 Long-Term Incentive Plan (the “2010 Plan”), 2007 Long-Term Incentive Plan (as assumed from Lifeline Therapeutics, Inc., a Colorado corporation) and its predecessor plans and any other Company equity compensation plans.
(kk)    “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s) in a manner described by SEC Regulation S-K Item 402(d)(2)(viii) (or as described in any successor provision(s) or definition(s)).
(ll)    “Restricted Stock Grant” means Shares awarded under the Plan as provided in Section 9.
(mm)    “Restricted Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Restricted Stock Grant.
(nn)    “SAR Agreement” means the agreement described in Section 8 evidencing each Award of a Stock Appreciation Right.
(oo)    “SEC” means the Securities and Exchange Commission.
(pp)    “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.
(qq)    “Securities Act” means the Securities Act of 1933, as amended.
(rr)    “Selected Employee” means an Employee, Consultant, Director, or Non-Employee Director who has been selected by the Committee to receive an Award under the Plan.
(ss)    “Separation From Service” means a Participant’s separation from service with the Company within the meaning provided to such term under Code Section 409A.
(tt)    “Service” means service as an Employee, Director, Non-Employee Director or Consultant. Service will be deemed terminated as soon as the entity to which Service is being provided is no longer either (i) the Company, (ii) a Parent, (iii) a Subsidiary or (iv) an Affiliate. A Participant’s Service does not terminate if he or she is a common-law employee with respect to the Company, a Parent, a Subsidiary or an Affiliate and goes on a bona fide leave of absence that was approved by the Company in writing and the terms of the leave provide for continued service crediting, or when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service commences and terminates for all purposes under the Plan. For avoidance of doubt, a Participant’s Service shall not be deemed terminated if the Committee determines that (i) a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a termination of Service, (ii) the Participant transfers between service as an Employee and service as a Consultant or other personal service provider (or vice versa), or (iii) the Participant transfers between service as an Employee and that of a Non-Employee Director (or vice versa). The Committee may determine whether any company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in termination of Service for purposes of any affected Awards, and the Committee’s decision shall be final and binding.
(uu)    “Share” means one share of Common Stock.
(vv)    “Stockholder Approval Date” means the date that the Company’s stockholders approve this Plan provided that such approval must occur on or before the first anniversary of the Adoption Date.
(ww)    “Specified Employee” means a Participant who is considered a “specified employee” within the meaning provided to such term under Code Section 409A.
(xx)    “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan which provides the holder with a right to potentially receive, in cash and/or Shares, value with respect to a specific number of Shares, as provided in Section 8.
(yy)    “Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option.
(zz)    “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan and as provided in Section 10.
(aaa)    “Stock Unit Agreement” means the agreement described in Section 10 evidencing each Award of Stock Units.
(bbb)    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Adoption Date shall be considered a Subsidiary commencing as of such date.
(ccc)    “Termination Date” means the date on which a Participant’s Service terminates as determined by the Committee.
(ddd)    “10-Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.
SECTION 3. ADMINISTRATION
(a)    Committee Composition. A Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Board’s Compensation Committee (or a comparable committee of the Board) shall be the Committee. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.
To the extent required, the Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to be able to qualify as performance-based compensation as provided under Code Section 162(m) (to the extent such Awards are intended to qualify as performance-based compensation).
The Board may also appoint one or more separate committees of the Board, each composed of directors of the Company who need not qualify under Rule 16b-3 of the Exchange Act or Code Section 162(m), that may administer the Plan with respect to Selected Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Selected Employees and may determine all terms of such Awards. To the extent permitted by applicable law, the Board may also appoint a committee, composed of one or more Officers, that may authorize Awards to Employees (who are not Section 16 Persons or Covered Employees) within parameters specified by the Board and consistent with any limitations imposed by applicable law.
The Committee shall comply with rules and regulations applicable to it, including under the rules of any exchange on which the Shares are traded.
Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to all Awards granted to Non-Employee Directors.

(b)    Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include without limitation:
(i)    determining Selected Employees who are to receive Awards under the Plan;
(ii)    determining the type, number, vesting requirements, Performance Goals (if any) and their degree of satisfaction, and other features and conditions of such Awards and amending such Awards;
(iii)    correcting any defect, supplying any omission, or reconciling or clarifying any inconsistency in the Plan or any Award Agreement;
(iv)    accelerating the vesting, or extending the post-termination exercise term, or waiving restrictions, of Awards at any time and under such terms and conditions as it deems appropriate;
(v)    interpreting the Plan and any Award Agreements;
(vi)    making all other decisions relating to the operation of the Plan; and
(vii)    adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by non-U.S. employees of the Company and its Subsidiaries and Affiliates, which plans and/or subplans shall be attached hereto as appendices.
The Committee may adopt such rules or guidelines, as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final, conclusive and binding on all persons. The Committee’s decisions and determinations need not be uniform and may be made selectively among Participants in the Committee’s sole discretion. The Committee’s decisions and determinations will be afforded the maximum deference provided by applicable law.
(c)    Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, or any persons (including without limitation Employees and Officers) who are delegated by the Board or Committee to perform oversight or administrative functions in connection with the Plan, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
SECTION 4. GENERAL
(a)    General Eligibility. Only Employees, Consultants, Directors and Non-Employee Directors shall be eligible for designation as Selected Employees by the Committee.
(b)    Incentive Stock Options. Only Selected Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Selected Employee who is a 10-Percent Stockholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause an Option to cease to qualify as an ISO pursuant to the Code and by accepting an Option the Participant agrees in advance to such disqualifying action.
(c)    Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such Company policies, rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.
(d)    Beneficiaries. A Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(e)    Performance Goals. The Committee may, in its discretion, include Performance Goals or other performance objectives in any Award. If Performance Goals are included in Awards to Covered Employees in order to enable such Awards to qualify as performance-based compensation under Code Section 162(m), then such Awards will be subject to the achievement of such Performance Goals that will be established and administered pursuant to the requirements of Code Section 162(m) and as described in this Section 4(e). If an Award is intended to qualify as performance-based compensation under Code Section 162(m) and to the extent required by Code Section 162(m), the Committee shall certify in writing the degree to which the Performance Goals have been satisfied before any Shares underlying an Award or any Award payments are released to a Covered Employee with respect to a Performance Period. Without limitation, the approved minutes of a Committee meeting shall constitute such written certification. With respect to Awards that are intended to qualify as performance-based compensation under Code Section 162(m), the Committee may adjust the evaluation of performance under a Performance Goal (to the extent permitted by Code Section 162(m)) to remove the effects of certain events including without limitation the following:
(i)    asset write-downs or discontinued operations,
(ii)    litigation or claim judgments or settlements,
(iii)    material changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results,
(iv)    reorganizations or restructuring programs or divestitures or acquisitions, and/or
(v)    extraordinary non-recurring items as described in applicable accounting principles and/or items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence.
Notwithstanding satisfaction of any completion of any Performance Goal, to the extent specified at the time of grant of an Award, the number of Shares, Options, SARs, Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. Awards with Performance Goals or performance objectives (if any) that are granted to Selected Employees who are not Covered Employees or any Awards to Covered Employees which are not intended to qualify as performance-based compensation under Code Section 162(m) need not comply with the requirements of Code Section 162(m).
(f)    No Rights as a Stockholder. A Participant, or a transferee of a Participant, shall have no rights as a stockholder (including without limitation voting rights or dividend or distribution rights) with respect to any Common Stock covered by an Award until such person becomes entitled to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Common Stock has been issued to the Participant. No adjustment shall be made for cash or stock dividends or other rights for which the record date is prior to the date when such Common Stock is issued, except as expressly provided in Section 11.
(g)    Termination of Service. Unless the applicable Award Agreement or employment agreement provides otherwise (and in such case, the Award or employment agreement shall govern as to the consequences of a termination of Service for such Awards), the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the term of the Option or SAR as applicable):
(i)    if the Service of a Participant is terminated for Cause, then all of the Participant’s Options, SARs, unvested portions of Stock Units and unvested portions of Restricted Stock Grants shall terminate and be forfeited immediately without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards);
(ii)    if the Service of Participant is terminated for any reason other than for Cause and other due to the Participant’s death or Disability, then the vested portion of the Participant’s then-outstanding Options/SARs may be exercised by such Participant or his or her personal representative within three months after the Termination Date and all unvested portions of the Participant’s outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards); or
(iii)    if the Service of a Participant is terminated due to the Participant’s death or Disability, the vested portion of the Participant’s then outstanding Options/SARs may be exercised within twelve months after the Termination Date and all unvested portions of any outstanding Awards shall be forfeited without consideration as of the Termination Date (except for repayment of any amounts the Participant had previously paid to the Company to acquire Shares underlying the forfeited Awards).

(h)    Code Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. Each payment to a Participant made pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if upon a Participant’s Separation From Service he/she is then a Specified Employee, then solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the Company shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following such Separation From Service under this Plan until the earlier of (i) the first business day of the seventh month following the Participant’s Separation From Service, or (ii) ten (10) days after the Company receives written confirmation of the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or for any damages for failing to comply with Code Section 409A.
(i)    Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Option or SAR (or payment of a Cash Award or vesting of Restricted Stock Grants or Stock Units) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Option or SAR whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.
(j)    Electronic Communications. Subject to compliance with applicable law and/or regulations, an Award Agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.
(k)    Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.
(l)    Liability of Company. The Company (or members of the Board or Committee) shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.
(m)    Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Board if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(n)    Re-Pricing of Options or SARs. Notwithstanding anything to the contrary, without the approval of Company stockholders and except as provided in Section 11(a), outstanding Options or SARs may not be re-priced, replaced or regranted (i) through cancellation, whether in exchange for cash or another type of Award, (ii) by lowering the Exercise Price of a previously granted Option or SAR or (iii) by replacing a previously granted Option or SAR with a new Option or SAR with a lower Exercise Price.
(o)    Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Adoption Date and including any successor provisions.
(p)    Governing Law. This Plan and all Awards shall be construed in accordance with and governed by the laws of the State of Utah but without regard to its conflict of law provisions. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Utah to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.
SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS
(a)    Basic Limitations. The Common Stock issuable under the Plan shall be authorized but unissued Shares or treasury Shares. Subject to adjustment as provided in Section 11, the maximum aggregate number of Shares that may be issued under the Plan shall not exceed the sum of (i) 1,790,000 Shares, (ii) the number of Shares reserved under the 2010 Plan that are not issued or subject to outstanding awards under the 2010 Plan on the Stockholder Approval Date, (iii) any Shares subject to outstanding options or other awards under the 2010 Plan on the Stockholder Approval Date that subsequently expire or lapse unexercised and Shares issued pursuant to awards granted under the 2010 Plan that are outstanding on the Stockholder Approval Date and that are subsequently forfeited to or repurchased by the Company, and (iv) the additional Shares described in Section 5(b); provided, however, that no more than 475,000 Shares, in the aggregate, shall be added to the Plan pursuant to clauses (ii) and (iii). No more than 2,265,000 Shares plus the additional Shares described in Section 5(b) may be issued under the Plan upon the exercise of ISOs.
(b)    Share Re-Use. If Equity Awards are forfeited or are terminated for any reason other than being exercised, then the Shares underlying such Equity Awards shall again become available for Equity Awards under the Plan. If SARs are exercised or Stock Units are settled in Shares, then only the number of Shares (if any) actually issued in settlement of such SARs or Stock Units shall reduce the number of Shares available under the Share limits stated in Section 5(a) and the balance shall again become available for Equity Awards under the Plan. If a Participant pays the Exercise Price by Net Exercise or by surrendering previously owned Shares (or by stock attestation) and/or, as permitted by the Committee, pays any withholding tax obligation with respect to an Equity Award by electing to have Shares withheld or surrendering previously owned Shares (or by stock attestation), the surrendered Shares and the Shares withheld to pay taxes shall be available for issuance under the Plan and shall not count toward the Share limits set forth in Section 5(a). Any Shares that are delivered and any Equity Awards that are granted by, or become obligations of, the Company, as a result of the assumption by the Company of, or in substitution for, outstanding awards previously granted by another entity (as provided in Sections 6(e), 8(f), 9(e) or 10(e)) shall not be counted against the Share limits specified in Sections 5(a) and 5(d).
(c)    Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Equity Awards.
(d)    Code Section 162(m) Limits. For so long as: (x) the Company is a “publicly held corporation” within the meaning of Code Section 162(m) and (y) the deduction limitations of Code Section 162(m) are applicable to Awards granted to the Company’s Covered Employees under this Plan, then the limits specified below in this Section 5(d) shall be applicable to Awards issued under the Plan.
(i)    Limits on Options. No Selected Employee shall receive Options to purchase Shares during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(ii)    Limits on SARs. No Selected Employee shall receive Awards of SARs during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(iii)    Limits on Restricted Stock Grants. No Selected Employee shall receive Restricted Stock Grants during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(iv)    Limits on Stock Units. No Selected Employee shall receive Stock Units during any Fiscal Year that in the aggregate cover in excess of 300,000 Shares.
(v)    Limit on Total Amount of All Equity Awards. Notwithstanding anything to the contrary contained herein, no Selected Employee shall receive Equity Awards during any Fiscal Year in excess of the aggregate amount of 600,000 Shares, whether such Equity Awards are in the form of Options, SARs, Restricted Stock Grants and/or Stock Units.
(vi)    Increased Limits for First Year of Employment. The numerical limits expressed in the foregoing subparts (i) through (iv) shall in each case be increased to 600,000 Shares with respect to Equity Awards granted to a Selected Employee during the Fiscal Year of the Selected Employee’s commencement of employment with the Company or during the first Fiscal Year that the Selected Employee becomes a Covered Employee.
(vii)    Dollar Limit for Cash Awards. The maximum aggregate value of Cash Awards that may be received by any one Selected Employee with respect to any individual Fiscal Year is $5,000,000.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS
(a)    Stock Option Agreement. Each Award of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO and if not specified then the Option shall be an NSO.
(b)    Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and is subject to adjustment of such number in accordance with Section 11.
(c)    Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. Except with respect to outstanding stock options being assumed or Options being granted in exchange for cancellation of outstanding options granted by another issuer as provided under Section 6(e), the Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO Awards to 10-Percent Stockholders) on the date of Award.
(d)    Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become vested and/or exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the date of Award (and may be for a shorter period of time than ten years). No Option can be exercised after the expiration date specified in the applicable Stock Option Agreement. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events. Notwithstanding the previous sentence, an ISO that is granted to a 10-Percent Stockholder shall have a maximum term of five years. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement. In no event shall the Company be required to issue fractional Shares upon the exercise of an Option and the Committee may specify a minimum number of Shares that must be purchased in any one Option exercise.
(e)    Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding Options or may accept the cancellation of outstanding stock options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, in accordance with Section 4(n), the Committee may not Re-Price outstanding Options without approval from the Company's stockholders, except as provided in Section 11(a). No modification of an Option shall, without the consent of the Optionee, impair his or her rights or increase his or her obligations under such Option.
(f)    Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.
SECTION 7. PAYMENT FOR OPTION SHARES
(a)    General Rule. The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased by the Optionee, except as follows and if so provided for in an applicable Stock Option Agreement:
(i)    In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Section 7.
(ii)    In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.
(b)    Surrender of Stock. To the extent that the Committee makes this Section 7(b) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made with Shares which have already been owned by the Optionee for such duration as shall be specified by the Committee. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under the Plan.
(c)    Cashless Exercise. To the extent that the Committee makes this Section 7(c) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Cashless Exercise.
(d)    Net Exercise. To the extent that the Committee makes this Section 7(d) applicable to an Option in a Stock Option Agreement, payment for all or a part of the Exercise Price may be made through Net Exercise.

(e)    Other Forms of Payment. To the extent that the Committee makes this Section 7(e) applicable to an Option in a Stock Option Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.
SECTION 8. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS
(a)    SAR Agreement. Each Award of a SAR under the Plan shall be evidenced by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical.
(b)    Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and is subject to adjustment of such number in accordance with Section 11.
(c)    Exercise Price. Each SAR Agreement shall specify the Exercise Price. Except with respect to outstanding stock appreciation rights being assumed or SARs being granted in exchange for cancellation of outstanding stock appreciation rights granted by another issuer as provided under Section 8(f), the Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Award.
(d)    Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Award. No SAR can be exercised after the expiration date specified in the applicable SAR Agreement. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s death, or Disability or other events and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. A SAR may be included in an ISO only at the time of Award but may be included in an NSO at the time of Award or at any subsequent time, but not later than six months before the expiration of such NSO. A SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.
(e)    Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR may automatically be deemed to be exercised as of such date with respect to such portion to the extent so provided in the applicable SAR agreement. Upon exercise of a SAR, the Participant (or any person having the right to exercise the SAR after the Participant’s death) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Shares subject to the SARs exceeds the Exercise Price of the Shares.
(f)    Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding SARs or may accept the cancellation of outstanding SARs (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares and at the same or a different Exercise Price. For avoidance of doubt, in accordance with Section 4(n), the Committee may not Re-Price outstanding SARs without approval from the Company's stockholders, except as provided in Section 11(a). No modification of a SAR shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such SAR.
(g)    Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.
SECTION 9. TERMS AND CONDITIONS FOR RESTRICTED STOCK GRANTS
(a)    Restricted Stock Grant Agreement. Each Restricted Stock Grant awarded under the Plan shall be evidenced by a Restricted Stock Grant Agreement between the Participant and the Company. Each Restricted Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the Restricted Stock Grant Agreements entered into under the Plan need not be identical.

(b)    Number of Shares and Payment. Each Restricted Stock Grant Agreement shall specify the number of Shares to which the Restricted Stock Grant pertains and is subject to adjustment of such number in accordance with Section 11. Restricted Stock Grants may be issued with or without cash consideration under the Plan.
(c)    Vesting Conditions. Each Restricted Stock Grant may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Grant Agreement. A Restricted Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.
(d)    Voting and Dividend Rights. The holder of a Restricted Stock Grant (irrespective of whether the Shares subject to the Restricted Stock Grant are vested or unvested) awarded under the Plan shall have the same voting, dividend and other rights as the Company's other stockholders. However, any dividends received on Shares that are unvested (whether such dividends are in the form of cash or Shares) may be subject to the same vesting conditions and restrictions as the Restricted Stock Grant with respect to which the dividends were paid. Such additional Shares issued as dividends that are subject to the Restricted Stock Grant shall not reduce the number of Shares available for issuance under Section 5.
(e)    Modification or Assumption of Restricted Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding Restricted Stock Grants or may accept the cancellation of outstanding Restricted Stock Grants (including stock granted by another issuer) in return for the grant of new Restricted Stock Grants for the same or a different number of Shares. No modification of a Restricted Stock Grant shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Restricted Stock Grant.
(f)    Assignment or Transfer of Restricted Stock Grants. Except as provided in Section 14, or in a Restricted Stock Grant Agreement, or as required by applicable law, a Restricted Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(f) shall be void. However, this Section 9(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Restricted Stock Grant Awards by will or pursuant to Section 4(d).
SECTION 10. TERMS AND CONDITIONS OF STOCK UNITS
(a)    Stock Unit Agreement. Each Award of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan (including without limitation any Performance Goals). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.
(b)    Number of Shares and Payment. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and is subject to adjustment of such number in accordance with Section 11. To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.
(c)    Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, or Disability or other events.
(d)    Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash or Common Stock dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to vesting of the Stock Units, any dividend equivalents accrued on such unvested Stock Units may be subject to the same vesting conditions and restrictions as the Stock Units to which they attach.
(e)    Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding Stock Units or may accept the cancellation of outstanding Stock Units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares. No modification of a Stock Unit shall, without the consent of the Participant, impair his or her rights or increase his or her obligations under such Stock Unit.
(f)    Assignment or Transfer of Stock Units. Except as provided in Section 14, or in a Stock Unit Agreement, or as required by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(f) shall be void. However, this Section 10(f) shall not preclude a Participant from designating a beneficiary pursuant to Section 4(d) nor shall it preclude a transfer of Stock Units pursuant to Section 4(d).

(g)    Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee. The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Except as otherwise provided in a Stock Unit Agreement or a timely completed deferral election, vested Stock Units shall be settled within thirty days after vesting. The distribution may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to a later specified date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.
(h)    Creditors' Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.
SECTION 11.     ADJUSTMENTS
(a)    Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a stock split, a reverse stock split, a reclassification or other distribution of the Shares without the receipt of consideration by the Company, of or on the Common Stock, a recapitalization, a combination, a spin-off or a similar occurrence, the Committee shall make equitable and proportionate adjustments to:
(i)    the number and kind of securities available for Equity Awards (and which can be issued as ISOs) under Section 5;
(ii)    the Share limits on Equity Awards issued under the Plan that are intended to qualify as performance-based compensation under Code Section 162(m) under Section 5(d);
(iii)    the number and kind of securities covered by each outstanding Equity Award;
(iv)    the Exercise Price under each outstanding SAR and Option, and the repurchase price, if any, applicable to the unvested portion of Restricted Stock Grants; and
(v)    the number and kind of outstanding securities issued under the Plan.
(b)    Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11, a Participant’s Equity Award covers additional or different shares of stock or securities, then such additional or different shares and the Equity Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Equity Award and the Shares subject to the Equity Award prior to such adjustment.
(c)    Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.
SECTION 12. EFFECT OF A CHANGE IN CONTROL
(a)    Merger or Reorganization. In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, that subject to the consummation of the merger or other reorganization, for the assumption (or substitution) of outstanding Awards by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and/or for their cancellation with or without consideration, in all cases without the consent of the Participant.
(b)    Acceleration. Except as otherwise provided in the applicable Award Agreement (and in such case the applicable Award Agreement shall govern), in the event that a Change in Control occurs and there is no assumption, substitution or continuation of Awards pursuant to Section 12(a), the Committee may in its discretion provide that all Awards shall vest and become exercisable as of immediately before such Change in Control. For avoidance of doubt, “substitution” includes, without limitation, an Award being replaced by a cash award that provides an equivalent intrinsic value (wherein for Equity Awards intrinsic value equals the difference between the market value of a Share and any per Share exercise price).

SECTION 13. LIMITATIONS ON RIGHTS
(a)    Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain in Service as an Employee, Consultant, Director or Non-Employee Director or to receive any other Awards under the Plan. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any).
(b)    Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Equity Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.
(c)    Dissolution. To the extent not previously exercised or settled, Options, SARs, unvested Stock Units and unvested Restricted Stock Grants shall terminate immediately prior to the dissolution or liquidation of the Company and shall be forfeited to the Company.
(d)    Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy.
SECTION 14. TAXES.
(a)    General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.
(b)    Share Withholding. The Committee in its discretion may permit or require a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Shares that he or she previously acquired (or by stock attestation). Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day.
Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may also, in its discretion, permit or require a Participant to satisfy withholding or income tax obligations (up to the maximum amount permitted by applicable law) related to an Equity Award through a sale of Shares underlying the Equity Award or, in the case of Options, through Net Exercise or Cashless Exercise.
SECTION 15. DURATION AND AMENDMENTS
(a)    Term of the Plan. The Plan was originally effective on the Adoption Date and was amended on November 16, 2017, January 19, 2018 and September 20, 2018 (the “September 2018 Amendment”). The September 2018 Amendment is conditioned upon and subject to the approval of the Company’s stockholders before September 20, 2019. If the Company’s stockholders do not approve the September 2018 Amendment before September 20, 2019, then the September 2018 Amendment shall not be effective and the Plan as in effect before the September 2018 Amendment shall remain in effect and in such case no Shares in excess of 1,550,000 may be issued under the Plan. In any event, the Plan shall terminate no later than on the day before the tenth anniversary of the Adoption Date. The Plan may be terminated by the Board on any earlier date pursuant to Section 15(b). This Plan will not in any way affect outstanding awards that were issued under the Prior Equity Compensation Plans or other Company equity compensation plans.
(b)    Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. In addition, no such amendment or termination shall be made which would impair the rights of any Participant, without such Participant’s written consent, under any then-outstanding Award, provided that no such Participant consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such

Award, or that any such diminishment has been adequately compensated. In the event of any conflict in terms between the Plan and any Award Agreement, the terms of the Plan shall prevail and govern.
SECTION 16. EXECUTION
To record the adoption of this Plan by the Board, the Company has caused its duly authorized Officer to execute this Plan on behalf of the Company.

LIFEVANTAGE CORPORATION
/s/ Darren Jensen
By: Darren Jensen
Title: President and CEO

LifeVantage

LifeVantage Corporation
9785 South Monroe St., Suite 400
Sandy, UT 84070

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E51560-P13740 KEEP THIS PORTION FOR YOUR RECORDS

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LifeVantage Corporation

The Board of Directors recommends you vote FOR the following nominees:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Mr. Darren Jensen
02) Mr. Michael A. Beindorff
03) Mr. Raymond B. Greer
04) Mr. Vinayak R. Hegde
05) Mr. Darwin K. Lewis
06) Mr. Garry Mauro

	For	Against	Abstain
2. To approve a non-binding, advisory resolution approving the compensation of our named executive officers;	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

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E51561-P13740

LifeVantage Corporation
Annual Meeting of Stockholders
November 15, 2018 1:00 PM, MST
This proxy is solicited by the Board of Directors

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Darren Jensen and Steven Fife or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of LifeVantage Corporation (the "Company") that the stockholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Stockholders to be held at 1:00 PM, MST on November 15, 2018, at the Hyatt House Salt Lake City/Sandy, located at 9685 South Monroe Street, Sandy, Utah 84070, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side